EXHIBIT 99.1

INOTERA MEMORIES, INC.
Financial Statements
DECEMBER 31, 2009, 2010 AND 2011
(With Report of Independent Registered Public Accounting Firm)

Report of Independent Registered Public Accounting Firm

The Board of Directors
Inotera Memories, Inc.

We have audited the accompanying balance sheets of Inotera Memories, Inc. (the “Company”) as of December 31, 2010 and 2011, and the related statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Inotera Memories, Inc. as of December 31, 2010 and 2011, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with the accounting principles generally accepted in the Republic of China.

As further described in Notes 14 and 27(g) to the financial statements, the Company did not maintain a minimum current ratio of 1:1 and a maximum debt to equity ratio of 1.5:1 at December 31, 2011, as part of the financial covenants originally required of the Company under its syndicated bank loan agreements. On June 8, 2012, the syndicate banks formally agreed to waive the requirement of the Company to comply with its financial loan covenants for the financial statement year ended December 31, 2011. However, the Company was unable to maintain the same ratios as of June 30, 2012 and has until November 30, 2012 to cure the breach. In July 2012, the Company has submitted a request for a waiver from complying with these financial covenants, so that the managing bank can convene a meeting of the Banks to consider whether to grant such waiver. The potential consequences to the Company of a violation of any of its financial covenants pursuant to its syndicated bank loan agreements are also described in Notes 19(b)(iii) and 27(g) to the financial statements.

As described in Note 3 to the financial statements, effective January 1, 2009, the Company adopted the newly revised

SFAS No. 10 “Inventories”, under which, the unallocated fixed overhead and direct labor cost of NT$12,903,228 thousand and gain from price recovery of inventories of NT$1,767,684 thousand were charged to cost of goods sold for the year ended December 31, 2009.

Accounting principles generally accepted in the Republic of China vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature of such differences is presented in Note 27 to the financial statements.

/s/ KPMG

Taipei, Taiwan (the Republic of China)
October 9, 2012

INOTERA MEMORIES, INC.

BALANCE SHEETS

DECEMBER 31, 2010 and 2011
(Expressed in thousands of New Taiwan Dollars)

	December 31,			December 31,
	2010	2011		2010	2011
Assets			Liabilities and Stockholders’ Equity
Current assets:			Current liabilities:
Cash and cash equivalents (notes 4 and 19)	$5,108,667	5,463,640	Short-term loans (notes 12 and 19)	$—	1,874,600
Current portion of lease receivables (notes 7 and 20)	6,211	6,586	Notes and accounts payable (note 19)	10,794,063	3,050,762
Accounts receivable-related parties (notes 19 and 20)	5,729,041	7,459,495	Accounts payable-related parties (notes 19 and 20)	112,880	213,752
Other receivables (note 20)	758,693	273,456	Accrued expenses (note 15)	1,659,833	1,357,219
Other receivables-related parties (notes 7 and 20)	14,106	—	Financial liabilities reported at fair value through profit or loss (notes 5 and 19)	223,302	27,054
Inventories, net (note 6)	4,505,664	3,142,990	Other payables-related parties (notes 19 and 20)	4,947,134	22,161,459
Prepayments	1,748,948	2,112,458	Current portion of bonds payable (notes 13 and 19)	2,039,083	13,998,754
Deferred income tax assets-current, net (note 16)	—	—	Current portion of long-term loans (notes 14 and 19)	12,866,141	16,495,166
Total current assets	17,871,330	18,458,625	Unearned receipts and other current liabilities	19,666	69,677
			Current portion of lease payables (notes 9 and 20)	149,323	165,728
Property, plant and equipment (notes 7, 8, 9, 14, 20 and 21):			Total current liabilities	32,811,425	59,414,171
Land	2,830,117	2,830,117
Buildings	5,738,572	5,755,543	Long-term liabilities:
Machinery and equipment	207,382,022	217,402,758	Bonds payable (notes 13 and 19)	13,991,778	—
Vehicles	5,485	5,416	Long-term loans (notes 14 and 19)	39,512,012	26,620,000
Leased assets	2,656,223	2,656,223	Lease payables-long-term (notes 9 and 20)	2,664,183	2,498,455
Miscellaneous equipment	18,216,290	19,955,312	Total long-term liabilities	56,167,973	29,118,455
	236,828,709	248,605,369
Less: accumulated depreciation	(129,452,518)	(152,335,171)	Other liabilities:
Less: accumulated impairment-machinery and equipment	(236,763)	—	Accrued pension liabilities (note 15)	16,964	8,313
Construction in progress	14,124,078	3,919,469	Guarantee deposits	3,647	2,731
Net property, plant and equipment	121,263,506	100,189,667	Total other liabilities	20,611	11,044
			Total liabilities	89,000,009	88,543,670
Intangible asset:
Technical know-how (note 10)	723,422	—	Stockholders’ equity (note 17):
			Common stock	46,378,990	46,416,950
Other assets:			Capital collected in advance	3,940	—
Idle assets (notes 8, 14 and 20)	1,686,190	1,686,190	Capital surplus	41,615,903	41,761,490
Refundable deposits	80,905	14,582	Legal reserve	2,364,141	2,364,141
Deferred charges	10,400	13,375	Special reserve	542,605	542,605
Lease receivables-long-term (notes 7 and 20)	311,077	304,491	Accumulated deficit (note16)	(37,636,298)	(58,639,466)
Overdue receivables (note 11)	—	—	Total stockholders’ equity	53,269,281	32,445,720
Deferred income tax assets-non-current, net (note 16)	322,460	322,460	Commitments and contingencies (note 22)
Total other assets	2,411,032	2,341,098	Subsequent event (note 24)
Total Assets	$142,269,290	120,989,390	Total Liabilities and Stockholders’ Equity	$142,269,290	120,989,390

See accompanying notes to financial statements.

INOTERA MEMORIES, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2009, 2010 and 2011
(Expressed in thousands of New Taiwan Dollars, except for loss per share)

	For the years ended December 31,
	2009	2010	2011
Operating revenues
Sales revenue	$36,107,257	41,455,431	37,392,381
Sales returns	(3,219)	(1,410)	(7,148)
Sales allowances	(452)	(2)	(92)
Net operating revenues (note 20)	36,103,586	41,454,019	37,385,141
Cost of goods sold (notes 6, 9, 15, 17 and 20)	(44,742,915)	(48,856,906)	(55,547,973)
Gross loss	(8,639,329)	(7,402,887)	(18,162,832)
Operating expenses (note 17):
Administrative and general expenses	(320,472)	(333,070)	(306,191)
Research and development expenses (note 10)	(681,033)	(1,477,893)	(1,400,804)
Total operating expenses	(1,001,505)	(1,810,963)	(1,706,995)
Operating loss	(9,640,834)	(9,213,850)	(19,869,827)
Non-operating income and gains:
Interest income (notes 7 and 20)	74,001	32,232	44,329
Gain on disposal of fixed assets (note 20)	—	30,771	90,726
Foreign exchange gain, net	—	111,990	384,454
Gain on valuation of financial assets (note 5)	—	2,713	—
Others (notes 7, 9 and 20)	131,916	38,413	24,372
Total non-operating income and gains	205,917	216,119	543,881
Non-operating expenses and losses:
Interest expenses (notes 8, 9 and 20)	(1,622,682)	(1,305,063)	(1,644,361)
Foreign exchange loss, net	(86,988)	—	—
Impairment loss (note 8)	(1,098)	(236,763)	—
Loss on valuation of financial assets (note 5)	(80,091)	—	—
Loss on valuation of financial liabilities (note 5)	(229,677)	(91,439)	(5,975)
Others	(21,474)	(30,316)	(26,886)
Total non-operating expenses and losses	(2,042,010)	(1,663,581)	(1,677,222)
Loss before income tax	(11,476,927)	(10,661,312)	(21,003,168)
Income tax expense (note 16)	—	—	—
Net loss	$(11,476,927)	(10,661,312)	(21,003,168)
Basic loss per share (note 18)
Before tax	$(3.19)	(2.34)	(4.53)
After tax	$(3.19)	(2.34)	(4.53)

See accompanying notes to financial statements.

INOTERA MEMORIES, INC.

Statements of Changes in Stockholders' Equity

FOR THE YEARS ENDED DECEMBER 31, 2009, 2010 and 2011
(Expressed in thousands of New Taiwan Dollars)

				Retained earnings
	Common stock	Capital collected in advance	Capital surplus	Legal reserve	Special reserve	Accumulated deficit	Total

Balance as of January 1, 2009	$33,375,120	—	29,333,675	2,364,141	542,605	(15,498,059)	50,117,482
Increase in capital through offering of GDSs	6,400,000	—	3,704,546	—	—	—	10,104,546
Recognition of compensation costs from exercise of employee stock options	—	—	83,097	—	—	—	83,097
Net loss for the year ended December 31, 2009	—	—	—	—	—	(11,476,927)	(11,476,927)
Balance as of December 31, 2009	39,775,120	—	33,121,318	2,364,141	542,605	(26,974,986)	48,828,198
Capital increase in cash	6,400,000	—	7,995,000	—	—	—	14,395,000
Shares issued from exercise of employee stock options	203,870	3,940	—	—	—	—	207,810
Recognition of compensation costs from exercise of employee stock options	—	—	499,585	—	—	—	499,585
Net loss for the year ended December 31, 2010	—	—	—	—	—	(10,661,312)	(10,661,312)
Balance as of December 31, 2010	46,378,990	3,940	41,615,903	2,364,141	542,605	(37,636,298)	53,269,281
Shares issued from exercise of employee stock options	37,960	(3,940)	—	—	—	—	34,020
Recognized compensation costs on employee stock options	—	—	145,587	—	—	—	145,587
Net loss for the year ended December 31, 2011	—	—	—	—	—	(21,003,168)	(21,003,168)
Balance as of December 31, 2011	$46,416,950	—	41,761,490	2,364,141	542,605	(58,639,466)	32,445,720

See accompanying notes to financial statements.

INOTERA MEMORIES, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31 2009, 2010 and 2011
(Expressed in thousands of New Taiwan Dollars

	For the years ended December 31,
	2009	2010	2011

Cash flows from operating activities:
Net loss	$(11,476,927)	(10,661,312)	(21,003,168)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation	29,603,228	31,137,115	31,896,756
Amortization of deferred charges	244,132	776,469	782,041
Compensation costs arising from share-based payments	83,097	499,585	145,587
(Gain from price recovery) loss on obsolescence of inventories	(1,767,684)	797,068	557,238
Gain on disposal of fixed and idle assets	(8,526)	(30,771)	(90,726)
Loss on impairment of fixed assets and idle assets	1,098	236,763	—
Unrealized foreign currency exchange (gain) loss, net	(292,456)	(510,742)	215,365
Interest income from capital lease	(19,175)	(18,841)	(18,487)
Interest expense from capital lease	291,824	294,788	280,007
Gain on terminated capital lease agreement	(7,833)	—	—
Change in operating assets and liabilities:			—
Increase (decrease) in financial liabilities reported at fair value through profit or loss, net	311,838	(344,340)	(196,248)
(Increase) decrease in accounts receivable - related parties	(6,870,447)	3,538,254	(1,714,603)
Decrease (Increase) in other receivables	144,773	(713,608)	485,237
Decrease in other receivables - related parties	9,373	3,310	14,106
Decrease (increase) in inventories	1,249,526	(1,846,692)	805,436
Decrease (increase) in prepayments	669,188	(1,256,031)	(363,510)
Increase (decrease) in notes and accounts payable	170,720	570,300	(348,690)
Increase (decrease) in accounts payable - related parties	68,101	(3,786)	109,238
Increase (decrease) in accrued expenses	174,586	333,325	(302,993)
Increase (decrease) in other payables - related parties	13,473	(25,244)	105,243
(Decrease) increase in unearned receipts and other current liabilities	(5,015)	(4,167)	50,011
Decrease in deferred income tax assets, net	(17,305)	—	—
Decrease in accrued pension liabilities	(6,027)	(8,380)	(8,651)
Net cash provided by operating activities	12,563,562	22,763,063	11,399,189
Cash flows from investing activities:
Purchases of property, plant and equipment	(7,817,644)	(49,180,961)	(20,978,052)
Proceeds from disposal of fixed and idle assets	—	267,047	906,819
Decrease (increase) in refundable deposits	1,957	(78,434)	66,323
Decrease in lending to related parties	2,834,920	—	—
Increase in deferred charges and intangible assets	(1,629,700)	—	(11,000)
Decrease in lease receivables	24,698	24,698	24,698
Net cash used in investing activities	(6,585,769)	(48,967,650)	(19,991,212)
Cash flows from financing activities:
Increase (decrease) in short-term loans	1,945,300	(5,930,000)	1,874,600
Proceeds from long-term loans	1,670,000	31,395,000	3,500,000
Repayment of long-term loans	(15,800,729)	(13,222,688)	(12,995,620)
Repayment of bonds payable	(1,980,000)	(1,980,000)	(2,040,000)
(Decrease) increase in guarantee deposits	(4,559)	1,273	(916)
(Decrease) increase in lending from related parties	(1,917,000)	1,618,300	19,028,570
Decrease in lease payables	—	(429,329)	(429,330)
Capital collected in advance	—	3,940	—
Proceeds from capital increase in cash	10,104,546	14,598,870	34,020
Net cash (used in) provided by financing activities	(5,982,442)	26,055,366	8,971,324
Effect of foreign currency exchange translation	(28,892)	(118,337)	(24,328)
(Decrease) increase in cash and cash equivalents	(33,541)	(267,558)	354,973
Cash and cash equivalents at beginning of year	5,409,766	5,376,225	5,108,667
Cash and cash equivalents at end of year	$5,376,225	5,108,667	5,463,640
Supplemental cash flow information:
Interest paid	$1,317,695	1,405,454	1,779,627
Less : capitalized interest	12,426	107,009	82,993
Interest paid excluding capitalized interest	$1,305,269	1,298,445	1,696,634
Income tax paid	$18,596	1,329	2,183
Non-cash investing and financing activities:
Current portion of long-term loans	$13,250,880	13,031,208	16,495,166
Current portion of lease payables	$134,541	149,323	165,728
Current portion of lease receivable	$5,857	6,211	6,586
Current portion of bonds payable	$1,978,854	2,039,083	13,998,754
Adjustment to write-off the leased assets from the termination of capital lease agreement	$115,885	—	—
Adjustment to write-off the lease payables from the termination of capital lease agreement	(123,718)	—	—
Gain on terminated capital lease agreement	$(7,833)	—	—
Increase in lease assets arising from new capital lease agreement	$(2,656,223)	—	—
Increase in lease payable arising from new capital lease agreement	2,948,047	—	—
Adjustment to recognize interest expense arising from new capital lease	$291,824	—	—
Investing activities affecting both cash and non-cash items:
Acquisition of property, plant and equipment	$10,593,282	55,188,822	11,639,010
Decrease (increase) in payables to equipment suppliers	(2,775,638)	(6,007,861)	9,339,042
Cash paid for acquisition of property, plant and equipment	$7,817,644	49,180,961	20,978,052

See accompanying notes to financial statements.

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2009, 2010 and 2011
(All amounts are expressed in thousands of New Taiwan Dollars, except for per share information or unless otherwise specified)

(1)	Organization and Principal Activities

Inotera Memories, Inc. (the “Company”) was legally established with the approval by the Ministry of Economic Affairs on January 23, 2003. The Company's main operating activities are manufacturing and selling semiconductor products. In January 2006, the Company was granted approval of its application to list its shares on the Taiwan Stock Exchange (TSE). The Company's shares were initially listed on the TSE on March 17, 2006. On May 16, 2006 and August 4, 2009, the Company offered its equity shares in the form of global depositary shares (GDSs) for trading in the Multilateral Trading Facility (MTF) market on the Luxembourg Stock Exchange (LSE).

As of December 31, 2010 and 2011, the Company had 3,457 and 3,560 employees, respectively.

(2)	Summary of Significant Accounting Policies

The accompanying financial statements are prepared in conformity with the Guidelines Governing the Preparation of Financial Reports by Securities Issuers, Business Entity Accounting Act, Regulation on Handling Business Entity Accounting, and accounting principles generally accepted in the Republic of China (ROC).

The significant accounting policies followed by the Company are as follows:

(a)	Use of estimates

The preparation of the accompanying financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

(b)	Foreign currency transactions and translation

The Company's reporting and functional currency is New Taiwan Dollar. Foreign currency transactions during the period are translated at the exchange rates on the transaction dates. Foreign currency-denominated assets and liabilities are translated into New Taiwan Dollars at the exchange rate prevailing on the balance sheet date. The resulting translation gains or losses are recognized as non-operating income or expenses.

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(c)	Basis for classifying assets and liabilities as current or non-current

Cash and assets that are held primarily for the purpose of being traded or are expected to be realized within 12 months after the balance sheet date are classified as current assets; all other assets are classified as non-current assets.

Liabilities that are held primarily for the purpose of being traded or are expected to be settled within 12 months after the balance sheet date are classified as current liabilities; all other liabilities are classified as non-current liabilities.

(d)	Impairment of non-financial assets

The Company assesses at each balance sheet date whether there is any indication that an asset (individual asset or cash-generating unit) may have been impaired. If any such indication exists, the Company estimates the recoverable amount of the asset. The Company recognizes impairment loss for an asset whose carrying value is higher than the recoverable amount.

The Company reverses an impairment loss recognized in prior periods for assets if there is any indication that the impairment loss recognized no longer exists or has decreased. The carrying value after the reversal should not exceed the recoverable amount or the depreciated or amortized balance of the assets assuming no impairment loss was recognized in prior periods.

(e)	Cash equivalents

Commercial paper and corporate bonds with agreements to repurchase with maturities of less than three months from the date of purchase are classified as cash equivalents, which are highly liquid investment with no significant level of market or credit risk from potential interest rate changes.

(f)	Financial instruments

The Company has adopted the following policies for financial instruments.

1.	Financial assets/liabilities reported at fair value through profit or loss

Derivatives that do not meet the criteria for hedge accounting are initially recognized at fair value, with transaction costs expensed as incurred. The derivatives are remeasured at fair value subsequently with changes in fair value recognized in earnings. A regular way purchase or sale of financial assets is accounted for using settlement date accounting.

Fair value is estimated using valuation techniques which incorporate estimates and assumptions that are consistent with prevailing market conditions. When the net effect of the fair valuation of derivatives is positive, the derivative is recognized as a financial asset; but when the net effect is negative, the derivative is recognized as a financial liability.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

2.	Accounts receivable

Effective January 1, 2011, the Company assesses accounts receivable to identify whether the existence of objective evidence indicates an impairment loss on individual accounts receivable at each balance sheet date. When the result of the assessment indicates that impairment loss on accounts receivable exists, the Company recognizes an impairment loss. An impairment loss is recognized in profit or loss in the period when impairment is incurred based on the excess of the carrying value over the present value of estimated future cash flows at initial effective interest rate. The carrying value of accounts receivable is reduced through the use of an allowance account.

If the impairment loss decreases in the subsequent period due to the improvement in debtor's credit rating, the Company reverses an impairment loss recognized in prior periods by adjusting the allowance account. The carrying value after the reversal should not exceed the balance of accounts receivable assuming no impairment loss was recognized in prior periods. The reversal of impairment loss is recognized as a gain in the period when impairment loss decreases.

Prior to January 1, 2011, allowance for doubtful accounts is provided according to the status of collectability of each account. The amount is determined by considering the past collection experience, credit ratings of the customers, and aging analysis of the outstanding receivables.

(g)	Inventories

Inventory costs include the expenditures required until the inventories are ready for sale or production. The fixed production overheads are allocated to finished goods and work in process based on the normal capacity of the production facilities. The variable production overheads are allocated based on actual output. Inventories are measured at the lower of cost and net realizable value. Net realizable value is based on the estimated selling price of the inventories in the ordinary course of business, less the estimated costs of completion and selling expenses.

(h)	Property, plant and equipment / Depreciation

Property, plant and equipment are stated at cost net of any impairment write-down less accumulated depreciation. Interest costs related to the construction of property, plant and equipment are capitalized and included in the cost of the related assets. Regular maintenance and repairs are expensed when incurred; major addition, improvement and replacement expenditures are capitalized.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

Depreciation of property, plant and equipment is provided over their estimated useful lives by using the straight-line method. In accordance with the Interpretation Rule (97) 340 issued by the Accounting Research and Development Foundation (ARDF), on November 12, 2008, the estimated useful lives, depreciation method and residual value of these assets are reviewed at least at each financial year-end. Any change in the estimated useful lives, depreciation method and residual value of these assets is treated as a change in an accounting estimate. The estimated economic useful lives of the assets are as follows:

(i)	Buildings: 8 to 50 years.

(ii)	Vehicles: 5 years.

(iii)	Machinery and equipment: 3 to 5 years.

(iv)	Leased assets: over the lease term

(v)	Miscellaneous equipment: 3 to 15 years.

Gains or losses on disposal of property, plant and equipment are recorded as non-operating income or expenses.

(i)	Intangible asset - Technical know-how

An intangible asset is measured initially at cost. Subsequent to initial recognition, an intangible asset is measured at its cost less any accumulated amortization and any accumulated impairment losses.

The amortizable amount of the Company's intangible asset is determined based on its initial cost. Amortization is recognized as an expense on a straight-line basis over the estimated useful life of an intangible asset of 27 months from the date that it is made available for use. The amortization period and method for an intangible asset with a finite useful life are reviewed at least at each financial year-end and changes thereon are accounted for as changes in accounting estimates.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(j)	Capital leases

A lease is deemed to be a capital lease if it conforms to any one of the following classification criteria:

(i)	the lease transfers ownership of the leased assets to the lessee by the end of the lease term;

(ii)	the lease contains a bargain purchase option;

(iii)
the lease term is equal to 75% of or more of the total estimated economic life of the leased assets; this criterion should not be applied to leases in which the leased asset has been used for more than 75% of its estimated economic life before the lease begins;

(iv)	the present value of the rental plus the bargain purchase price or the guaranteed residual value is at least 90% of the fair market value of the leased assets at the inception date of the lease.

For the lessor, a capital lease must also conform to any one of the four classification criteria specified above and both of the following two further criteria:

(i)	collectibility of the lease payments is reasonably predictable; and

(ii)	no important uncertainties surround the amount of unreimbursable costs yet to be incurred by the lessor under the lease.

Under a capital lease, the Company, as the lessee, capitalizes the leased assets based on (a) the present value of all future installment rental payments (minus executory cost born by lessor) plus bargain purchase price or lessee's guaranteed residual value or (b) the fair market value of leased assets at the lease inception date, whichever is lower. The depreciation period is restricted to the lease term, rather than the estimated useful life of the assets, unless the lease provides for transfer of title or includes a bargain purchase option.

Under a capital lease, the Company, as the lessor, records all installments plus bargain purchase price or guaranteed residual value as the lease receivables. The implicit interest rate is used to calculate the present value of lease receivables as the cost of leased assets transferred. The difference between the total amount of lease receivables and the cost of leased assets transferred is recognized as unrealized interest income and is then recognized as realized interest income using the interest method over the lease term.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(k)Employee retirement plan

The Company has established an employee noncontributory defined benefit retirement plan (the “Plan”) covering full-time employees in the Republic of China. In accordance with the Plan, employees are eligible for retirement or are required to retire after meeting certain age or service requirements. Payments of retirement benefits are based on years of service and the average salary for the last six months before the employee's retirement. Each employee gets 2 months' salary for each service year for the first 15 years, and 1 month's salary for each service year thereafter. A lump-sum retirement benefit is paid through the retirement fund.

Starting from July 1, 2005, the enforcement of the newly enacted Labor Pension Act (the “New Act”) stipulates those employees covered by the defined contribution plan as follows:

(i)	Employees who were covered by the Plan and opt to be subject to the pension mechanism under the New Act;

(ii)	Employees who are employed after the enforcement date of the New Act.

In accordance with the New Act, the rate of contribution by an employer to an individual labor pension fund account per month shall not be less than 6% of the worker's monthly wages. The Plan has not been modified to conform to the New Act. For those provisions of the New Act not currently included in the Plan, the Company follows the New Act. The Company contributes monthly to the individual labor pension fund at the rate of 6% of paid salaries and wages. This fund is deposited with Bureau of Labor Insurance.

The Company applies the guidance in Statement of Financial Accounting Standards (SFAS) No. 18 “Accounting for Pensions” for its defined benefit retirement plan. SFAS No. 18 requires an actuarial calculation of the Company's pension obligation at the end of each year. Based on the actuarial calculation, the Company recognizes a minimum pension liability and net periodic pension costs. The Company provides monthly contributions to the retirement fund at the rate of 2% of paid salaries and wages. This fund is deposited with Bank of Taiwan.

(l)	Bonus to employees and remuneration to directors and supervisors

Under the Interpretation Rule (96) 052 issued by the ARDF, which is effective from January 1, 2008, the appropriations of bonuses to employees and remuneration to directors and supervisors from current year's earnings are accrued under operating expense or cost of goods sold in the year when earnings are incurred based on the estimated amounts. The differences between the approved amount in the shareholders meeting in the following year and the accrued amount in the current year, if any, are treated as a change in accounting estimate and are charged to profit or loss in the following year.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(m)	Share-based payments

Share-based payments, including those under the employee stock option plans, are accounted for under SFAS No. 39 “Share-Based Payment”, which is effective from January 1, 2008. The Interpretation Rules (92) 070, 071, and 072 issued by the ARDF are applied for those share-based payments under the employee stock option plans with grant dates before January 1, 2008. Under SFAS No. 39, share-based payments are accounted for as follows:

(i)
The share-based awards are measured at fair value on grant date. The grant-date fair value of equity-settled awards is expensed over the vesting period with the corresponding increase in equity. Also, the vesting period is estimated based on the vesting conditions of the share-based option plan that must be satisfied. These vesting conditions include service conditions and performance conditions. In determining the grant-date fair value of equity-settled awards, vesting conditions other than market conditions are not taken into account.

(i)
Fair value is measured using the Black-Scholes option pricing model, which considers management's best estimate of the exercise price, expected term, underlying shares price, expected volatility, expected dividends, and risk-free interest rate to the model.

(ii)
The Company is not required to apply SFAS No. 39 retroactively to share-based payment transactions that occurred before January 1, 2008; however, the disclosure of pro forma net income and earnings per share is still required.

(n)	Deferred charges

Power line installation costs are deferred and amortized over the estimated useful lives or the agreement terms.

(o)	Revenue recognition

Revenue is generally recognized when it is realized or realizable and earned when all of the following criteria are met:

(i)persuasive evidence of an arrangement exists,

(ii)shipment has occurred or services have been rendered,

(iii)the seller's price to the buyer is fixed or determinable, and

(iv)collectibility is reasonably assured.

Rental income is recognized when services are provided.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(p)	Income tax

The Company has adopted SFAS No. 22 “Income Taxes”, under which, income taxes are accounted for using the asset and liability method. Deferred income tax is determined based on differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect during the years in which the differences are expected to reverse. The income tax effects of taxable temporary differences are recognized as deferred income tax liabilities. The income tax effects resulting from deductible temporary differences, net operating loss carryforwards, and income tax credits are recognized as deferred income tax assets. The realization of the deferred income tax assets is evaluated, and if it is considered more likely than not that the asset will not be realized, a valuation allowance is recognized accordingly.

Deferred income tax assets and liabilities are classified as current or non-current based on the classification of the related asset or liability. If the deferred income tax asset or liability is not directly related to a specific asset or liability, then the classification is based on the expected realization date of the asset or liability.

Any tax credits arising from purchases of machinery and equipment, research and development expenditures, and personnel training expenditures are recognized using the flow-through method.

According to the ROC Income Tax Law, undistributed earnings calculated on tax basis, if any, is subject to an additional 10 percent retained earnings tax.  This surtax is charged to income tax expense in the following year when the appropriation of earnings is approved by the stockholders.

(q)	Loss per share

Loss per common share is computed by dividing net loss by weighted-average number of outstanding shares during the year.

Stock options and stock bonus to employees accrued in current year's earnings and awaiting approval by the shareholders in the following year, are potential common shares. Both basic and diluted loss per share is disclosed if those potential common shares are dilutive, otherwise, only basic earnings (loss) per share are disclosed. Diluted loss per share is computed by taking basic loss per share into consideration, plus the additional common shares that would have been outstanding if the potentially dilutive shares are issued.

The number of outstanding shares is retroactively adjusted for common stock issued through the distribution of stock dividends out of unappropriated earnings and capital surplus.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(3)	Reasons for and Cumulative Effect of Accounting Principle Change

(a)
Effective January 1, 2009, the Company adopted the newly revised SFAS No. 10 “Inventories” with no retroactive presentation requirement. The adoption of this new accounting principle resulted in the inclusion to the cost of goods sold of the unallocated fixed overhead and direct labor cost of $12,903,228 and gain from price recovery of inventories of $1,767,684 for the year ended December 31, 2009.

(b)
Effective January 1, 2011, the Company has adopted SFAS No. 41 “Operating Segment”, which replaced SFAS No. 20 “Segment Reporting”. Under SFAS No. 41, information is disclosed to enable users of financial of financial statements to evaluate the nature and financial effects of the business activities in which the Company engages and the economic environment in which it operates. Accordingly, operating segments are identified and disclosed based on the information provided to the chief operating decision maker (“CODM”). Management has determined, based on the financial information provided to the CODM, that the Company does not have any operating segments as that term is defined in SFAS No. 41. Entity wide disclosures required under SFAS No. 41 are including in Note 26.

(c)
Effective January 1, 2011, the Company has adopted the third amendment of SFAS No. 34 “Financial Instruments: Recognition and Measurement”. Under this amended accounting principle, impairment loss arising from valuation of financial instruments is now recognized as expenses instead of being directly adjusted to stockholders' equity and this change in accounting is not anymore treated as a change in accounting principle. The adoption of this amended accounting principle did not affect net loss for the year ended December 31, 2011.

(4)	Cash and Cash Equivalents

	December 31,
	2010	2011

Cash on hand - petty cash	$15	30
Cash in bank - checking account	17,637	41,124
Cash in bank - demand deposit account	824	547
Cash in bank - foreign currency account	4,317,570	1,393,369
Certificate of deposit - foreign currency account	—	4,028,570
Cash equivalents - commercial paper	172,421	—
Cash equivalents - repurchase agreements collateralized by corporate bonds	600,200	—
	$5,108,667	5,463,640

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(5)	Financial Liabilities Reported at Fair Value through Profit or Loss - Current

Financial liabilities reported at fair value with changes in fair value recorded through profit or loss as of December 31, 2010 and 2011, consisted of the following:

	December 31,
	2010	2011
Financial liabilities
Interest rate swaps	$223,302	27,054

(a)	The Company entered into several interest rate swaps agreements (IRS) with banks to manage the risk from fluctuations of interest rates for long-term loans.

(b)
As of December 31, 2010 and 2011, derivative financial instruments that did not qualify for hedge accounting were accounted for as financial liabilities reported at fair value through profit or loss, details of which were as follows:

(i)	Interest rate swaps:

December 31, 2010
Notional amount (in thousands)	Maturity Date	Range of Interest Rates Paid	Range of Interest Rates Received

NTD 19,500,000	2012.2.21	2.18%~2.432%	NTD 90-day commercial paper in secondary market average rate

December 31, 2011
Notional amount (in thousands)	Maturity Date	Range of Interest Rates Paid	Range of Interest Rates Received

NTD 7,500,000	2012.2.21	2.24%~2.432%	NTD 90-day commercial paper in secondary market average rate

(c)	For the years ended December 31, 2009, 2010 and 2011, the Company recognized net gain (loss) on valuation of financial instruments as follows:

	For the years ended December31,
	2009		2010		2011
	Realized	Unrealized	Realized	Unrealized	Realized	Unrealized

Foreign exchange forward contracts	$(37,243)	—	—	—	—	—
Foreign exchange swaps	(42,848)	—	2,713	—	—	—
Interest rate swaps	(414,123)	184,446	(348,610)	257,171	(117,533)	111,558
	$(494,214)	184,446	(345,897)	257,171	(117,533)	111,558

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(6)	Inventories, net

	December 31,
	2010	2011

Work in process	$4,919,468	4,144,234
Less: allowance for inventory	(928,856)	(1,481,918)
Sub-total	3,990,612	2,662,316
Raw materials	513,213	486,161
Less: allowance for inventory	(1,311)	(5,487)
Sub-total	511,902	480,674
Materials and supplies in transit	3,150	—
Total	$4,505,664	3,142,990

For the years ended December 31, 2010 and 2011, the Company recognized a loss from devaluation of inventories of $797,068 and $557,238, respectively, which were debited to cost of goods sold as the carrying value of inventories exceeded the net realizable value thereof. In addition, in 2009, the net realizable value of inventories has increased because the factor that caused the inventory devaluation in prior period has improved, therefore, the Company recognized a gain from recovery in the value of inventories of $1,767,684, which was credited to cost of goods sold for the year ended December 31, 2009.

(7)	Lease Receivables

(a)
The Company signed a long-term lease agreement with Nanya Technology Corp. (NTC) to lease out a portion of the building and land (including supplemental equipment) located at No. 667, Fuhsing 3rd Road, Hwa-Ya Technology Park, Kueishan Valley, Taoyuan County. The lease term is effective from July 1, 2005, and will expire on December 31, 2034 (including the period when the lease is automatically extended), a total lease period of 354 months. The lease agreement for the building is treated as a capital lease because the present value of the periodic rental payments since the inception date is at least 90% of the market value of the leased assets. The land is treated as an operating lease because the fair value of the land is 25 percent or more of the total fair value of the leased property at the inception of the lease. The monthly rentals for the lease of building and land were $2,058 and $310, respectively.

(b)
The initial total amount of lease receivables for the capital lease of the building was $728,587, with implicit interest rate of 5.88%. The cost of leased assets transferred was $345,637 (including the net book value of the building and miscellaneous equipment of $277,372 and $68,265, respectively). The difference of $382,950 between the total amount of lease receivables and the cost of leased assets transferred was recognized as unrealized interest income and is amortized over the lease period. Interest income recognized for the years ended December 31, 2009, 2010 and 2011 amounted to $19,175, $18,841 and $18,487, respectively, which was classified under non-operating income and gains - interest income.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(c)	The details of lease receivables as of December 31, 2010 and 2011, were as follows:

	December 31,
	2010		2011
	Current	Non-current	Current	Non-current

Gross lease receivables	$24,698	568,051	24,698	543,353
Less: unrealized interest income	(18,487)	(256,974)	(18,112)	(238,862)
Net lease receivables	$6,211	311,077	6,586	304,491

(a)	For the years ended December 31, 2009, 2010 and 2011, the rent revenues (classified under non-operating income and gains - others) from the operating lease of the land were $3,719.

(d)	Future gross lease receivables for leases classified as capital lease or operating lease as of December 31, 2011, were as follows:

	December 31, 2011
Duration	Capital lease	Operating lease

2012.1.1~2012.12.31	$24,698	3,719
2013.1.1~2013.12.31	24,698	3,719
2014.1.1~2014.12.31	24,698	3,719
2015.1.1~2015.12.31	24,698	3,719
On and after 2016.1.1	469,259	70,651
Total	$568,051	85,527

(8)	Property, Plant and Equipment and Idle Assets

(a)
As of December 31, 2010, the Company had accumulated impairment loss on fixed assets of $236,763, because some machinery and equipment were evaluated in June 2010 as no longer useful for the next generation manufacturing process. This factor is expected to cause a decrease in cash inflows from the use of the related machinery so that the recoverable amount of those machinery and equipment would be lower than its carrying amount. The recoverable amount of the machinery was based on its value in use, determined using a discount rate of 13.49%. As of December 31, 2011, these machinery and equipment were classified as idle assets as they were not used in operation and then were disposed.

(b)
In March 2007, the Company has secured the approval to purchase two parcels of land numbered 21 and 33 located in Taoyuan Hi-Tech Industrial Park Tang Wei District, for $1,686,190 from the Taoyuan County Government. Asia Pacific Development Co. was engaged by the Taoyuan County Government to handle the sale of the land in this industrial park. As the land is not being used in operation, it was classified as an idle asset.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(c)	Fixed and intangible assets are normally assessed for any impairment each year. Also, idle assets - machinery and equipment based on book value were provided with a 100% impairment loss provision.

(d)	Idle assets as of December 31, 2010 and 2011 consisted of the following:

	December 31,
	2010	2011

Land	$1,686,190	1,686,190
Original cost of machinery and equipment	53,876	3,244
Less: accumulated depreciation	(45,654)	(1,352)
impairment loss	(8,222)	(1,892)
	$1,686,190	1,686,190

(e)	The bases for the capitalization of interests for the years ended December 31, 2009, 2010 and 2011, were as follows:

	For the years ended December31,
	2009	2010	2011

Total interest expenses	$1,635,108	1,412,072	1,727,354
Capitalized interest (charged to construction in progress)	12,426	107,009	82,993
Capitalized interest rates	1.5938%~2.3679%	1.8815%~2.1342%	1.7786%~1.9398%

(f)	The property, plant and equipment pledged to secure bank loans were described in note 14.

(9)	Leased Assets and Lease Payables

(a)
The Company signed a long-term lease agreement with NTC to lease and use a portion of the building and land located on the land numbered 348, 348-2 and 348-4, Hwa-Ya Section, Kueishan Valley, Taoyuan County. The lease term commences on July 1, 2005, and will expire on February 28, 2029 (including the period when the agreement can be automatically extended), a total lease period of 284 months. The lease agreement for the building is treated as a capital lease because (a) the present value of the periodic rental payments made since the inception date is at least 90% of the market value of the leased assets and (b) the lease term is equal to 75% or more of the total estimated economic life of the leased assets. The lease for the land is treated as an operating lease because the fair value of the land is 25 percent or more of the total fair value of the leased property at the inception of the lease. The monthly rentals for the leased building and land were $775 and $357, respectively. On June 18, 2009, the July 1, 2005 lease agreement was terminated and a new lease agreement was executed by the same parties. This new lease agreement, including the same properties as those of the old lease agreement, covers a lease term commencing retroactively from January 1, 2009. Management had valuated this new lease agreement for purposes of accounting. The result thereof disclosed that the total present value of lease payables from the lease of the building was $135,996; the implicit interest rate was 4.46% and the fair value of the leased assets at the beginning of the lease period was $135,996. Therefore, the

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

Company recognized a gain of $7,833 on the terminated capital lease agreement, which was classified under non-operating income and gains - others.

(b)
On June 18, 2009, the Company signed an amended long-term lease agreement with NTC and MeiYa Technology Corp. (MTC) which was originally contracted by NTC directly with MTC on the lease of building, facilities and land located on the land numbered 348, 348-1 and 348-3, Hwa-Ya Section, Kueishan Valley, Taoyuan County. This amended lease agreement, which took effect retroactively from January 1, 2009, includes the renewal term. Initial lease term is from January 1, 2009 to December 31, 2018 but the Company is entitled to renew this amended lease agreement for an unlimited number of consecutive additional terms of five years each by providing written notice of the Company's intention to renew the lease term commencing from January 1, 2019. In addition, the Company has an exclusive option to purchase the leased assets for a total purchase price of US$50,000 thousand on and after January 1, 2024. Also, the rental due for the entire year of 2009 has been waived. Initial yearly rentals for the leased building including facilities and land were US$13,010 thousand and US$1,990 thousand, respectively from January 1, 2010 to December 31, 2018; the first yearly renewal rentals for the leased building including facilities and land were US$8,010 thousand and US$1,990 thousand, respectively from January 1, 2019 to December 31, 2023; the subsequent yearly renewal rentals for the leased building including facilities and land were US$10 thousand and US$1,990 thousand commencing from January 1, 2024. The amended lease agreement for the building including facilities is treated as a capital lease because (a) the present value of the periodic rental payments made since the inception date is at least 90% of the market value of the leased assets and (b) the lease term is equal to 75% or more of the total estimated economic life of the leased assets. The land is treated as an operating lease because the fair value of the land is 25 percent or more of the total fair value of the leased property at the inception of the lease. The total present value of lease payables from the capital lease of the building including facilities was $2,656,223; the implicit interest rate was 10.56%. The fair value of the leased assets at the beginning of the lease period was $2,656,223. The Company recognized interest expenses from lease payables of $291,824, $294,788 and $280,007, for the years ended December 31, 2009, 2010 and 2011, respectively.

(c)	As of December 31, 2010 and 2011, the details of these lease payables were as follows:

	December 31,
	2010	2011

Lease payables	$2,813,506	2,664,183
Less: current portion of lease payables	(149,323)	(165,728)
Lease payables-long-term	$2,664,183	2,498,455

(d)	For the years ended December 31, 2009, 2010 and 2011, the lease expenses for the operating lease of the land (classified under manufacturing overhead) were $0, $63,351 and $59,289, respectively.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(e)	Future lease payments (excluding interest component) classified as capital lease or operating lease as of December 31, 2011, were as follows:

	December 31, 2011
Duration	Capital lease	Operating lease
		(in thousands of US Dollars)
2012.1.1~2012.12.31	$165,728	1,990
2013.1.1~2013.12.31	183,935	1,990
2014.1.1~2014.12.31	204,143	1,990
2015.1.1~2015.12.31	226,571	1,990
On and after 2016.1.1	1,883,806	17,910
Total	$2,664,183	25,870

(10)	Intangible Asset - Technical know-how

The cost and accumulated amortization of an intangible asset as of and for the years ended December 31, 2009, 2010 and 2011, were as follows:

Technical know-how
Cost:
Balance of January 1, 2009	$—
Acquisition	1,627,700
Balance of December 31, 2009	$1,627,700
Balance of December 31, 2010	$1,627,700
Balance of December 31, 2011	$1,627,700
Accumulated amortization:
Balance of January 1, 2009	$—
Amortization expense in 2009	180,856
Balance of December 31, 2009	180,856
Amortization expense in 2010	723,422
Balance of December 31, 2010	904,278
Amortization expense in 2011	723,422
Balance of December 31, 2011	$1,627,700
Net book value:
Balance of December 31, 2009	$1,446,844
Balance of December 31, 2010	$723,422
Balance of December 31, 2011	$—

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

For the years ended December 31, 2009, 2010 and 2011, the amortization expenses (classified under operating expenses - research and development expenses) were $180,856, $723,422, and $723,422 respectively.

(11)	Overdue Receivables

On January 23, 2009, Qimonda AG filed an application with the local court in Germany to open insolvency proceedings. Consequently, full allowance for doubtful accounts was provided on all outstanding accounts receivable from Qimonda AG totaling $3,345,946, which was originally classified under accounts receivable. Such receivable, together with the related allowance for doubtful accounts, were reclassified to other assets - overdue receivables.

(12)	Short-term Loans

	December 31,
	2010	2011

Short-term borrowing from credit facility	$—	1,874,600
Annual interest rate	$—	0.9%-1.5%

As of December 31, 2010 and 2011, the unused credit facility for short-term loans amounted to $21,312,475 and $23,770,142, respectively.

(13)	Bonds Payable

Bonds payable as of December 31, 2010 and 2011, consisted of the following:

	December 31,
	2010	2011

Domestic unsecured corporate bonds	$16,030,861	13,998,754
Less: current portion of bonds payable	(2,039,083)	(13,998,754)
Total	$13,991,778	$—

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

The details of bonds payable, which do not include any financial covenants, were as follows:

	The first domestic unsecured corporate bond in 2006	The second domestic unsecured corporate bond in 2006	The first domestic unsecured corporate bond in 2007	The second domestic unsecured corporate bond in 2007

Principal	$6,000,000	4,000,000	5,000,000	5,000,000
2010.12.31 (including current portion)	2,039,083	3,998,000	4,997,111	4,996,667
2010. 12.31 Current portion	2,039,083	—	—	—
2011.12.31 (including current portion)	—	4,000,000	4,999,587	4,999,167
2011.12.31 Current portion	—	4,000,000	4,999,587	4,999,167
Par value	1,000	1,000	1,000	1,000
Duration	2006.12.19 ~	2007.01.05 ~	2007.03.30 ~	2007.05.09 ~
	2011.12.19	2012.01.05	2012.03.30	2012.05.09
Coupon rate and	Interest payable	Interest payable	Interest payable	Interest payable
interest payment	annually at 2.20%	annually at 2.23%	annually at 2.17%	annually at 2.20%
Repayment term	Repayable in three annual installments: at the rate of 33%, 33%, and 34%, respectively; starting from 3 years after the issuance date	Repayable on maturity date	Repayable on maturity date	Repayable on maturity date

(14)	Long-term Loans

Long-term loans as of December 31, 2010 and 2011, consisted of the following:

Bank		Duration	Nature	Interest rate	December 31, 2010

Mega International Commercial Bank (the managing bank)	(1)	March 30, 2007~ March 30, 2012	Machinery loan	1.6327%~1.6842%	$13,490,192
Mega International Commercial Bank (the managing bank)	(1)	March 30, 2007~ March 30, 2012	Machinery loan	1.6148%~1.6279%	5,808,961
Mega International Commercial Bank (the managing bank)	(2)	May 27, 2010~ May 27, 2015	Machinery loan	1.6842%	31,409,000
Taichung Bank	(3)	December 24, 2010~ December 24, 2013	Operating use	1.755%	1,070,000
Taichung Bank	(3)	December 24, 2010~ December 24, 2013	Operating use	1.855%	600,000
					52,378,153
Less: current portion of long-term loans					(12,866,141)
					$39,512,012

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

Bank		Duration	Nature	Interest rate	December 31, 2011

Mega International Commercial Bank (the managing bank)	(1)	March 30, 2007~ March 30, 2012	Machinery loan	1.6327%~1.6842%	$4,498,313
Mega International Commercial Bank (the managing bank)	(1)	March 30, 2007~ March 30, 2012	Machinery loan	1.6148%~1.6279%	2,016,853
Mega International Commercial Bank (the managing bank)	(2)	May 27, 2010~ May 27, 2015	Machinery loan	1.6505%~1.7484%	34,930,000
Taichung Bank	(3)	December 24, 2010~ December 24, 2013	Operating use	1.7550%~1.8610%	1,070,000
Taichung Bank	(3)	December 24, 2010~ December 24, 2013	Operating use	1.8550%~1.9610%	600,000
					43,115,166
Less: current portion of long-term loans					(16,495,166)
					$26,620,000

(1)
The Company signed a syndicated loan agreement with Mega International Commercial Bank, the managing bank of the syndicated loan, and 24 other banks on March 5, 2007 ( as of December 31, 2011, the actual number of banks had increased to 27 in total). As of December 31, 2011, the Company applied for drawings of US$400,000 thousand and $26,997,000. The details of this loan are as follows:

(a)	Credit line: US$400,000 thousand and $27,000,000.

(b)	Interest rate for Tranche A: USD 3-month or 6-month London Inter-bank Offered Rate (“LIBOR”) plus margin.

(c)	Interest rate for Tranche B: 90-day or 180-day commercial paper rate in the secondary market which appears on Moneyline Telerate, plus margin.

(d)	The interest rates under items 1(b) and 1(c) above shall not be lower than the minimum limit of 1.6%

(e)	Duration: 5 years.

(f)	Repayment: The principal is payable in 6 semi-annual installments starting from 30 months after the first drawing date.

(g)	The Company has issued a promissory note for this syndicated loan.

(h)	As of December 31, 2011, the Company's repayments amounted to US$333,335 thousand and $22,497,500.

(i)	The long-term loan is secured by machinery and equipment. As of December 31, 2010 and 2011, the net book value of these pledged assets amounted to $29,922,295 and $18,988,417, respectively.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(2)
The Company signed another syndicated loan agreement with Mega International Commercial Bank, the managing bank of the syndicated loan, and 24 other banks on May 10, 2010. As of December 31, 2011, the Company applied for drawings of $35,000,000. The details of this loan are as follows:

(a)	Credit line: $35,000,000.

(b)	Interest rate: 90-day or 180-day commercial paper rate in the secondary market which appears on Moneyline Telerate, plus margin.

(c)	The interest rates above shall not be lower than the minimum limit of 1.6%.

(d)	Duration: 5 years.

(e)	Repayment: The principal is payable in 7 semi-annual installments starting from 24 months after the first drawing date.

(f)	The Company has issued a promissory note for this syndicated loan.

(g)	The long-term loan is secured by machinery and equipment. As of December 31, 2010 and 2011, the net book value of these pledged assets amounted to $40,299,412 and $30,638,378, respectively.

According to the above two long-term loan agreements, the Company was required to maintain certain financial ratios. If the Company fails to maintain these financial ratios, the syndicated banks may determine to declare the unpaid principal, interest, fees and other sums payable by the Company under the Loan Agreement to be immediately due and payable. These financial ratios are as follows:

(a)
Current Ratio (total current assets to total current liabilities): not less than one (1) to one (1) (under the syndicated loan agreement on May 27, 2010, compliance with the current ratio will commence from calendar year of 2012).

(b)	Leverage Ratio (total liabilities plus contingent liabilities to tangible net worth): not higher than one and a half (1.5) to one (1).

(c)	Interest Coverage Ratio (EBITDA to interest expenses): shall not be less than four (4) to one (1).

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

In addition, the long-term loan agreements require that (i) no material adverse change shall be made to the supply agreement signed by the Company, Nanya Technology Corporation (NTC), and Micron Technology Inc., and (ii) NTC and Micron Technology Inc. and their affiliates, taken as a whole, directly or indirectly, shall remain the largest shareholders of the Company and retain control over the Company. No such changes occurred as of December 31, 2011.

In the event that any of the above financial covenants is breached, the Company is required to cure the breach, no later than the end of November in the relevant calendar year, for a breach in respect of any semi-annual financial statements, and for a breach in respect of any annual financial statements, no later than the end of June of the following calendar year, or to submit a formal letter to the managing bank at least two months prior to the expiration of the Remedial Period, so that the managing bank can convene a meeting of the Banks to discuss the aforesaid breach and to resolve before the expiration of the Remedial Period on whether a waiver of the breach will be granted.

On October 21, 2010, the syndicate banks formally agreed further to waive the Company's obligation to comply with its financial loan covenants under its first syndicate loan of US$400,000 thousand and $27,000,000 in connection with their review of the financial statements for the six-month period ended June 30, 2010. Also, on June 14 and November 10, 2011, the syndicate banks formally agreed further to waive the Company's obligation to comply with its financial loan covenants under its first syndicate loan of US$400,000 thousand and $27,000,000 and second syndicate loan of $35,000,000 in connection with their review of the financial statements for the year ended December 31, 2010 and for the six-month period ended June 30, 2011, respectively.

(3)
On April 24, 2009, the Company contracted with Taichung Bank, under which, Taichung Bank granted mortgage loan and unsecured loan facility to the Company totaling $1,670,000. The mortgage loan is secured by a land (accounted for as idle asset) that is intended for the construction of the third Fab. Each of these loans, with a term of two years and which bears interest rate based on two-year time deposit floating rate, is payable in lump sum on maturity date. On December 24, 2010, the Company renewed the loan agreement with Taichung Bank, under which, Taichung Bank agreed to prolong the term of mortgage loan and unsecured loan facility granted to the Company to a term of three years. These mortgage loan and unsecured loan facility, which bear interest rate based on 90-day or 180-day commercial paper rate in the secondary market appearing on Moneyline Telerate plus margin, are payable in lump sum on maturity date and do not include any financial covenants.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(15)	Accrued Pension Liabilities

(a)	The pension costs and related accounts for the years ended December 31, 2009, 2010 and 2011, were as follows:

	December 31,
	2009	2010	2011

Balance of the retirement fund	$82,729	95,830	106,548
Periodic pension costs
Defined benefit plan cost	5,923	2,571	1,762
Defined contribution plan cost	99,801	102,823	115,418
Accrued pension liabilities－defined benefit plan	25,344	16,964	8,313
Accrued expenses－defined contribution plan	25,252	28,336	31,421

(b)	The funded status was reconciled to accrued pension liability as of December 31, 2010 and 2011 as follows:

	December 31,
	2010	2011
Benefit obligation:
Vested benefit obligation	$(5,931)	(6,672)
Non-vested benefit obligation	(48,552)	(58,102)
Accumulated benefit obligation	(54,483)	(64,774)
Projected compensation increase	(48,988)	(45,447)
Projected benefit obligation	(103,471)	(110,221)
Fair value of plan assets	97,027	108,300
Funded status	(6,444)	(1,921)
Unamortized pension gain or losses	(10,520)	(6,392)
Accrued pension liability	$(16,964)	(8,313)

(c)
As of December 31, 2010 and 2011, the actuarial present value of the vested benefits for the Company's employees in accordance with the retirement benefit plan was approximately $6,374 and $7,329, respectively.

(d)	Major assumptions used to determine the pension plan funded status for the years ended December 31, 2009, 2010, and 2011, were as follows:

	For the years ended December 31,
	2009	2010	2011

Discount rate	2.75%	2.75%	2.00%
Rate of increase in compensation	3.00%	3.00%	2.50%
Expected long-term rate of return on plan assets	2.75%	2.75%	2.00%

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(16)	Income Tax

(a)
The Company's earnings are subject to income tax at a statutory rate of 25% before 2010. However, based on the amended Income Tax Act publicly announced on June 15, 2010, the statutory income tax rate has been reduced further from 20% to 17% commencing from 2010. In 2009, 2010 and 2011, the Company is subject to income tax at a statutory rate of 25%, 17% and 17%, respectively, and is also subject to the requirements of the “Income Basic Tax Act” in calculating the basic tax. For the years ended December 31, 2009, 2010 and 2011, the components of income tax expense were as follows:

	For the years ended December 31,
	2009	2010	2011

Income tax expense - current	$17,305	—	—
Income tax benefit - deferred	(17,305)	—	—
Income tax expense	$—	—	—

The components of deferred income tax expense for the years ended December 31, 2009, 2010 and 2011, were as follows:

	For years ended December 31,
	2009	2010	2011

Investment tax credit	$6,582,547	(272,860)	3,349,420
Loss carry forward	(2,636,759)	(2,008,726)	(3,397,027)
Decrease (increase) in allowance for inventory devaluation and obsolescence	353,537	(131,509)	(94,730)
Allowance for doubtful accounts	13,580	90,066	2,942
Valuation (gain) loss on financial instruments	(4,046)	75,567	33,362
Change in depreciation of idle and fixed assets	3,300	(38,966)	—
Unrealized depreciation for tax filing	(211,635)	190,663	(41,505)
(Unrealized) realized interest expenses	(58,365)	58,365	—
Allowance for valuation of deferred tax assets	(5,380,766)	1,035,022	221,001
Decrease (increase) in unrealized foreign exchange gain or loss	168,375	148,655	(22,532)
Realized unallocated overhead and labor	—	(48,177)	(52,402)
Deferred income tax effect of change in income tax rate	1,150,951	900,476	—
Others	1,976	1,424	1,471
Deferred income tax expense	$(17,305)	—	—

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(b)
The income tax expense calculated at a statutory income tax rate on loss before income tax was reconciled with the income tax as reported in the accompanying financial statements for the years ended December 31, 2009, 2010 and 2011, as follows:

	For years ended December31,
	2009	2010	2011

Income tax calculated based on pretax financial loss	$(2,869,232)	(1,812,423)	(3,570,538)
Expiry (increase in) of income tax credit on purchase of machinery and equipment	6,582,547	(272,860)	3,349,420
Difference between estimated and actually reported income tax expense	110	7	(1)
(Decrease) increase in valuation allowance for deferred income tax assets	(5,380,766)	1,035,022	221,001
Effect of changes in income tax rate	1,743,461	1,046,077	—
Prior year income tax adjustment	(76,196)	4,064	—
Others	76	113	118
Income tax expense	$—	—	—

(c)	As of December 31, 2010 and 2011, the components of deferred income tax assets or (liabilities) were as follows:

	December 31,
	2010	2011

Current deferred income tax assets:
Unused investment tax credit	$3,975,405	1,610,489
Allowance for inventory devaluation and obsolescence	158,129	252,859
Allowance for uncollectible accounts	553,384	550,442
Unrealized valuation loss on financial assets	37,961	4,599
Unrealized foreign exchange loss	—	2,583
Unrealized unallocated overhead and labor	48,177	100,579
Valuation allowance for deterred income tax assets	(4,766,185)	(2,521,551)
Current deferred income tax assets, net	6,871	—
Current deferred income tax liabilities:
Unrealized foreign exchange gain	(6,871)	—
Net current deferred income tax assets	$—	—
Non-current deferred income tax assets
Unused investment tax credit	$3,769,573	2,785,069
Loss carry forward	6,925,943	10,322,970
Allowance for impairment loss on fixed and idle assets	29,477	14,227
Unrealized depreciation for tax filing	—	56,755
Accrued pension liability	2,884	1,413
Valuation allowance for deferred income tax assets	(10,392,339)	(12,857,974)
Non-current deferred income tax assets	335,538	322,460
Non-current deferred income tax liabilities
Unrealized foreign exchange gain	(13,078)	—
Net non-current deferred income tax assets, net	$322,460	322,460

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

Full valuation allowance was provided for most of the components of deferred tax assets as management believes that they are not expected to be realized in future years.

(d)	Under the ROC Statute for Upgrading Industries, the Company's unused investment tax credits as of December 31, 2011, were as follows:

Year	Purchasing machinery and equipment	Personnel training and research and development expenditures	Expiry Year

2008	$1,587,701	22,788	2012
2009	376,714	29,250	2013
2010	1,998,486	—	2014
2011	380,619	—	2015
	$4,343,520	52,038

ROC Income Tax Law provides an investment tax credit to companies that purchase certain types of equipment and machinery. Such tax credit can be used to reduce by up to 50% of income tax liability for each of the four years commencing from the year of equipment purchase, and can be used further to reduce by up to 100% of such income tax liability in the fifth year.

(e)	As of December 31, 2011, unused loss carry forward tax credits available to the Company were as follows:

Year	Unused loss carry forward tax credits	Expiry Year

2008	$16,011,859	2018
2009	12,234,762	2019
2010	12,494,223	2020
2011	19,982,506	2021
	$60,723,350

(f)	The Company's income tax returns have been examined by the ROC tax authority through 2009.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(g)	Undistributed earnings, imputation credit account (ICA) and creditable ratio

	December 31,
	2010	2011

Accumulated deficit after 1997	$(37,636,298)	(58,639,466)
Imputation credit account	$181,295	181,295

	2010	2011

Creditable ratio	-%	-%

(h)
The stockholders approved a resolution during their meetings on June 29, 2007, and June 8, 2011, allowing the Company to avail of the Income Tax Holiday for qualifying investment projects under Article 9 of the Statute for Upgrading Industries. On June 23, 2010, the Company was approved by Ministry of Finance, R.O.C. to avail of the tax holiday commencing from January 1, 2011, from its Fab1 - Phase 4 and Fab- 2. In addition, the Company has filed with the Industrial Development Bureau an application for the registration of its investment project of migrating to 50nm technology as of December 31, 2011.

Duration of Income Tax Holiday

Inotera Fab-1 - Phase 4 and Fab-2	January 2011 to December 2015

(17)	Stockholders' Equity

(a)	Common stock

As of December 31, 2010 and 2011, the Company's government registered total authorized capital both amounted to $60,000,000, and total issued common stock amounted to $46,378,990 and $46,416,950, respectively, with $10 par value per share.

On June 8 and March 1, 2011, and December 9, 2010, the board of directors approved to increase the Company's common stock arising from the exercise by employees of the stock options granted to them under the Employee Stock Option Plan (ESOP). Accordingly, the Company issued 512 and 3,284 and 20,387 thousand shares, at an issuance price of $10 per share, with total value amounting to $5,120, $32,840 and $203,870, respectively. Also, the process for the registration thereof was completed.

On December 15, 2009, the board of directors approved to increase the Company's common stock through the issuance of 640 million common shares for an issuance price of $22.5 per share. The capital surplus generated from this capital increase amounted to $7,995,000 (after deducting commissions and offering expenses payable by the Company). The proceeds from this capital increase were collected on February 6, 2010. Also, the process for the registration thereof was completed.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

On May 16, 2006 and August 4, 2009, the Company issued 40 million and 64 million GDSs, respectively, representing 1,040 million common shares of the Company and these GDSs were offered for trading in the MTF market of the LSE. Each GDS offers the holder the right to receive 10 shares of the Company.

(b)	Capital surplus

As of December 31, 2010 and 2011, the capital surplus consisted of the following:

	December 31,
	2010	2011

Paid-in capital in excess of par value	$41,017,382	41,017,382
Premium from exercise of employee stock options	224,963	236,870
Employee stock option plans	160,987	294,667
Expired employee share purchase option	212,571	212,571
Total	$41,615,903	41,761,490

According to the ROC Company Law, realized capital surplus can be transferred to common stock or distributed the cash dividends after deducting the accumulated deficit, if any. Realized capital surplus includes the additional paid-in capital from issuance of common stock in excess of the common stock's par value, and donation from others. The Company's paid-in capital in excess of par value is transferrable to common stock annually but shall not exceed 10% of total issued and outstanding common stock according to Regulations Governing the Offering and Issuance of Securities by Securities Issuers.

(c)	Legal reserve

According to the ROC Company Law, the Company's annual net profit, after providing for income tax is appropriated for legal reserve at the rate of 10% thereof until the accumulated balance of legal reserve equals the total issued capital. If the shareholders resolved during their meeting to distribute dividend in the form of new shares of stock or cash, legal reserve may be transferred to capital or distributed in cash if the Company incurs no accumulated deficit, but the amount should not exceed 25% of total issued capital.

(d)	Earnings appropriation and distribution

The Company's annual net profit, after providing for income tax and covering the losses of previous years, is first set aside for legal reserve at the rate of 10% thereof until the accumulated balance of legal reserve equals the total issued capital. Thereafter, 1% to 15% of the remaining profit, if any, after providing for any special reserves pursuant to relevant laws and regulations, if necessary, is appropriated as bonus to employees, and such bonus to employees is recognized as the Company's expenses in the current year commencing from the year 2008. The remainder plus the undistributed earnings of the previous years are distributed or left undistributed for business purposes according to the resolution of the stockholders' dividend distribution plan, which are initially proposed by the Board of Directors and adopted by the shareholders in the Annual Stockholders' Meeting.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

As it belongs to a highly capital-intensive industry, the Company adopts a dividend distribution policy which is in line with its capital budget and long-term financial plans. This policy requires that the distribution of cash dividends shall be equal to at least fifty percent (50%) of the Company's total dividend distribution every year.

Based on the resolution approved by the stockholders during their meeting on May 27, 2010 and June 8, 2011, no appropriations were made of earnings in 2009 and 2010 as the Company had no earnings available for appropriations but an accumulated deficit as of December 31, 2009 and 2010, respectively.

(e)	Share-based payment transactions

On August 29, 2007, December 13, 2007, December 31, 2008, April 30, 2009 and October 15, 2010, 98,000, 2,000, 80,000, 14,500 and 56,182 units of stock options, respectively, were granted to qualified full-time employees of the Company. Each option entitles the holder to subscribe for one thousand common shares of the Company when exercisable. The original exercise price is $31.05, $26.50, $10.00, $17.40 and $15.40 per share, respectively. As the Company issued additional GDSs, however, the exercise price granted before August 4, 2009 has been adjusted to $28.6, $24.8, $10.0 and $17.2 per share, respectively, according to its employee stock option plan rules. Also, as the Company issued additional shares from capital increase in cash on February 6, 2010, however, the exercise price granted before February 6, 2010 has been adjusted to $27.8, $24.5, $10.0 and $17.2 per share, respectively, according to its employee stock option plan rules. These stock options are valid for 8 years and exercisable at certain percentages after the second anniversary year from grant date. 50%, 75% and 100% of these stock options are vested after the second, third and fourth anniversary dates, respectively. On December 15, 2009, the board of directors approved (a) to increase the Company's capital stock by issuing 640 million Company shares according to Article 267 of the Company Law, (b) to retain 10% of 640 million Company shares for employees, and (c) to set January 6, 2010 as the grant date and employee purchase price of $22.5 per share.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

Options granted and capital increase in cash allocated for employees were priced using the Black-Scholes pricing model and the inputs to the model were as follows:

	Employee Stock Option Plan
	The first batch for the year ended December 31, 2007	The second batch for the year ended December 31, 2007	The first batch for the year ended December 31, 2008	The first batch for the year ending December 31, 2009	The first batch for the year ending December 31, 2010	Capital increase in cash allocated for employees

Assumptions
Expected dividend yield	-%	-%	-%	-%	-%	-%
Grant-date share price	31.05	26.50	10.00	17.40	15.40	28.20
Expected volatility	40.23%	38.41%	40.76%	47.01%	50.93%~53.53%	32.39%
Risk-free interest rate	2.5317%	2.482%	2.014%	1.1089%	0.8674%	1.0182%
Expected term	5.375 years	5.375 years	5.375 years	5.375 years	5~6 years	0.08 years
Estimated percentage of forfeiture	16.06%	16.06%	16.63%	15.48%	16.06%	-%

The details of these employee stock option plans for the years ended December 31, 2009, 2010 and 2011, were as follows:

	For years ended December 31,
	2009		2010		2011
	Number of options (Units)	Weighted-average exercise price	Number of options (Units)	Weighted-average exercise price	Number of options (Units)	Weighted-average exercise price

Outstanding at January 1, 2009, 2010 and 2011	$156,102	20.56	150,989	19.31	172,848	18.95
Options granted	14,500	17.20	56,182	15.40	—	—
Option exercised	—	—	(20,781)	10.00	(3,402)	10.00
Options forfeited	(19,613)	17.79	(13,542)	17.79	(18,240)	19.58
Outstanding at December 31, 2009, 2010 and 2011	150,989	19.31	172,848	18.95	151,206	19.08
Options exercisable, end of year	34,254		79,450		82,681
Weighted-average fair value of options granted	$7.50		7.24		—

As of December 31, 2010 and 2011, the details of the Company's outstanding stock options, which were treated as a compensatory plan, were as a follows:

	December 31, 2010
	Options outstanding			Options exercisable
Range of exercise price	Number of options	Remaining periods	Exercise price	Number of options	Exercise price

$27.80	64,336	4.66	$27.80	48,035	27.80
$24.50	1,517	4.95	$24.50	866	24.50
$10.00	40,444	5.75	$10.00	30,549	10.00
$17.20	11,465	6.33	$17.20	—	—
$15.40	55,086	7.79	$15.40	—	—

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

	December 31, 2011
	Options outstanding			Options exercisable
Range of exercise price	Number of options	Remaining periods	Exercise price	Number of options	Exercise price

$27.80	56,789	3.66	$27.80	56,789	27.80
$24.50	1,375	3.95	$24.50	1,375	24.50
$10.00	33,211	4.75	$10.00	19,279	10.00
$17.20	10,324	5.33	$17.20	5,238	17.20
$15.40	49,507	6.79	$15.40	—	—

Compensation costs for share-based-employee stock option plan payments of $83,097, $134,785 and $145,587 were recognized for the years ended December 31, 2009, 2010 and 2011, respectively. Also, compensation costs for share-based-capital increase in cash allocated for employees payments of $0, $364,800 and $0 were recognized for the years ended December 31, 2009, 2010 and 2011, respectively.

Pro forma results of the Company for the years ended December 31, 2009, 2010 and 2011, assuming employee stock options granted before January 1, 2008 were accounted for under SFAS No. 39, were as follows:

	For the years ended December 31,
	2009	2010	2011

Net loss
As reported	$(11,476,927)	(10,661,312)	(21,003,168)
Pro forma	$(11,713,256)	(10,799,818)	(21,043,754)
Basic after income tax loss per share
As reported	$(3.19)	(2.34)	(4.53)
Pro forma	$(3.25)	(2.37)	(4.53)

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(18)	Loss Per Share

For the years ended December 31, 2009, 2010 and 2011, the weighted-average number of outstanding common shares and the common stock equivalents for calculating the basic loss per share consisted of the following:

	For the year ended December 31, 2009
	Amount			Loss per share
	Loss before income tax	Loss after income tax	Total weighted-average outstanding shares	Before income tax	After income tax

Basic loss per share	$(11,476,927)	(11,476,927)	3,600,527	(3.19)	(3.19)

	For the year ended December 31, 2010
	Amount			Loss per share
	Loss before income tax	Loss after income tax	Total weighted-average outstanding shares	Before income tax	After income tax

Basic loss per share	$(10,661,312)	(10,661,312)	4,555,673	(2.34)	(2.34)

	For the year ended December 31, 2011
	Amount			Loss per share
	Loss before income tax	Loss after income tax	Total weighted-average outstanding shares	Before income tax	After income tax

Basic loss per share	$(21,003,168)	(21,003,168)	4,640,943	(4.53)	(4.53)

The Company has issued employee stock options, which are potential common shares. Only basic loss per share is disclosed because these potential common shares are not dilutive for the years ended December 31, 2009, 2010 and 2011.

(19)	Financial Instrument Information

(a)	Fair value of financial instruments

The book value of short-term financial instruments including cash and cash equivalents, accounts receivable/ payable (including related parties), financing from related parties and short-term loans, is believed to be not materially different from the fair value because the maturity dates of these short-term financial instruments are within one year from the balance sheet date.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2010 and 2011, the fair value of Company's financial assets and liabilities were as follows:

	December 31,
	2010			2011
		Fair value			Fair value
	Book value	Market value in active market	Value determined by using broker quote/carrying value	Book value	Market value in active market	Value determined by using broker quote/carrying value

Non-derivative financial instruments:
Financial assets:
Cash and cash equivalents	$5,018,667	5,018,667	—	5,463,640	5,463,640	—
Accounts receivable - related parties	5,729,041	—	5,729,041	7,459,495	—	7,459,495
Financial liabilities:
Short-term loans	—	—	—	1,874,600	—	1,874,600
Notes and accounts payable (including accounts payable - related parties)	10,906,943	—	10,906,943	3,264,514	—	3,264,514
Bonds payable (including current portion of bonds payable)	16,030,861	—	16,060,989	13,998,754	—	14,019,608
Long-tern loans (including current portion of long-term loans)	52,378,153	—	52,378,153	43,115,166	—	43,115,166
Long-term other account payable - related parities (including other payables - related parties)	1,923,491	—	1,923,491	—	—	—
Other payables - related parties (lending from related parties)	3,000,000	—	3,000,000	22,028,570	—	22,028,570
Derivative financial instruments:
Financial liabilities:
Interest rate swaps	223,302	—	223,302	27,054	—	27,054

The methods and assumptions used to estimate the fair value of each class of financial instruments were as follows:

(i)
The fair value of financial instruments traded in active markets is based on quoted market prices. If the financial instruments are not traded in an active market, then the fair value is determined by certain valuation techniques, using assumptions under existing market conditions.

(ii)
The discounted present value of anticipated cash flows is adopted as the fair value of long-term debt. The discounting rates used in calculating the present value are similar to those of the Company's existing long-term loans (including current portion of long-term loans) and long-term other account payable - related parties, whose interest rates fluctuates depending on the current market rates.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(b)	Financial risk information

(i)	Market risk

All derivative financial instruments are intended to manage fluctuations in foreign exchange rates and interest rates. Gains or losses from these managing instruments are likely to be offset by gains or losses from the hedged items. Thus, these market risks are believed to be low.

(ii)	Credit risk

The Company signed a “Supply Agreement” with NTC and Micron. Under these agreements, the Company commits to supply its production mostly to NTC and Micron. As sales are made to these two major customers, credit risk is therefore concentrated on these major customers. Based on the results of the Company's assessment of this risk and the good credits of these two major customers, its exposure to credit risk is low.

Credit risks of financial instrument transactions represent the positive net settlement amount of those contracts with positive fair values at the balance sheet date. The positive net settlement amount represents the loss to the Company if the counter-parties breached the contracts. The banks, which are the counter-parties to the foregoing derivative financial instruments, are reputable financial institutions. Management believes its exposure related to the potential default by those counter-parties is low.

(iii)	Liquidity risk

The Company might not have sufficient liquidity to meet its short term financial commitments. However, the Company has unused credit facilities for short-term loans from banks and related parties and management's plans to improve liquidity as described in note 25 (c).

(iv)	Interest rate risk

Interest rate risk arises from short-term and long-term loans. Loans issued at variable rates expose the Company to cash flow interest rate risk. If the market interest rate increases by 1%, the cash outflow of the Company would increase by $629,898. The Company manages its cash flow interest rate risk by using floating-to-fixed interest-rate swaps. Such interest rate swaps are expected to manage the interest rate fluctuation risk on conversion of loans with floating rates to loans with fixed rates.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(20)	Related-party Transactions

(a)	Names and relationship of related parties

Name	Relationship with the Company

Nan Ya Plastics Corp. (NPC)	Common director
Nan Ya Printed Circuit Board Corp. (NYPCB)	Common director
Nanya Technology Corp. (NTC)	One of the major stockholders
MeiYa Technology Corp. (MTC)	Common chairman; joint ventures between NTC and Micron
Formosa Chemicals and Fiber Corp. (FCFC)	Corporate director of NPC
Formosa Heavy Industries Corp. (FHI)	One of the investees of NPC
Micron Technology, Inc. (Micron)	One of the major stockholders
Micron Semiconductor Asia Pte. Ltd. (MSA)	Subsidiary of Micron
Numonyx Holdings B.V. (Numonyx)	Subsidiary of Micron
All board of directors, supervisors, president and vice presidents	Main echelon of management

(b)	Significant related-party transactions

(i)	Sales revenue and accounts receivable

Significant sales to related parties for the years ended December 31, 2009, 2010 and 2011, were as follows:

	For the years ended December 31,
	2009		2010		2011
	Amount	% of net sales	Amount	% of net sales	Amount	% of net sales

NTC	$24,321,874	67.36	20,718,863	49.98	18,349,030	49.08
Micron	11,780,975	32.63	6,155,918	14.85	12,964,946	34.68
MSA	—	—	14,579,238	35.17	6,071,165	16.24
	$36,102,849	99.99	41,454,019	100.00	37,385,141	100.00

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

The balances of accounts receivable resulting from the above transactions as of December 31, 2010 and 2011, consisted of the following:

	December 31,
	2010		2011
	Amount	% of accounts receivable - related parties	Amount	% of accounts receivable - related parties

NTC	$2,895,343	50.54	4,426,401	59.34
Micron	2,833,698	49.46	—	—
MSA	—	—	3,033,094	40.66
	$5,729,041	100.00	7,459,495	100.00

The normal credit term with the related parties above is 60 days after the end of each delivery month. Selling price is calculated using the transfer pricing formula in accordance with the “Supply Agreement”.

(ii)	Purchases and accounts payable

Significant purchases from related parties for the years ended December 31, 2009, 2010 and 2011, were as follows:

	For the years ended December 31,
	2009		2010		2011
	Amount	% of net purchases	Amount	% of net purchases	Amount	% of net purchases

NPC	$27,239	0.43	163,406	1.81	101,344	0.97
NTC	21,549	0.34	14,289	0.16	24,659	0.24
FCFC	—	—	—	—	6	—
Micron	75,053	1.19	139,361	1.54	329,406	3.17
	$123,841	1.96	317,056	3.51	455,415	4.38

The balances of accounts payable as of December 31, 2010 and 2011, were as follows:

	December 31,
	2010		2011
	Amount	% of accounts payable	Amount	% of accounts payable

NPC	$49,254	0.45	40,631	1.25
NTC	1,382	0.01	268	—
Micron	62,244	0.57	172,853	5.30
	$112,880	1.03	213,752	6.55

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

The Company pays NPC, NTC and FCFC on the 15th of the month following the month of purchase and pays Micron within 30 days of the shipping date. Purchases from NPC included miscellaneous equipment. Purchase prices and payment terms of purchases from related parties are not materially different from those of non-related general suppliers.

(iii)Financing to/from related parties

Financing to/from related parties was as follows:

(1) Lending to related parties (classified under other receivables - related parties):

	For the year ended December 31, 2009
	Maximum balance	Balance as of December 31, 2009	Interest rate	Interest income	Interest receivables as of December 31, 2009

Micron	$2,989,790	—	3.2488%~4.1575%	41,608	—

The Company signed a “Loan Agreement” with Micron on November 26, 2008. The details of this loan are as follows:

i.	Credit line: US$85,000 thousand.

ii.	Interest rate: USD 3-month London Inter-bank Offered Rate (“LIBOR”) plus margin.

iii.	Duration: 6 months.

This loan was fully collected on May 26, 2009.

(2) Lending from related parties (classified under other payables - related parties):

	For the year ended December 31, 2009
	Maximum balance	Balance as of December 31, 2009	Interest rate	Interest expenses	Accrued interest payable as of December 31, 2009

NYPCB	$35,400	—	0.9878%~0.9906%	44	—
NPC	3,857,000	1,381,700	0.9878%~1.3062%	9,236	1,180
		$1,381,700		9,280	1,180

	For the year ended December 31, 2010
	Maximum balance	Balance as of December 31, 2010	Interest rate	Interest expenses	Accrued interest payable as of December 31, 2010

NPC	$3,025,300	3,000,000	0.9939%~1.12661%	2,509	741

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

	For the year ended December 31, 2011
	Maximum balance	Balance as of December 31, 2011	Interest rate	Interest expenses	Accrued interest payable as of December 31, 2011

NPC	$14,000,000	14,000,000	1.16547%~1.610727%	170,217	19,152
FCFC	4,000,000	4,000,000	1.16547%~1.610727%	51,036	5,472
FHI	2,000	—	1.16547%	—	—
Numonyx	4,028,570	4,028,570	2%	3,979	3,979
		$22,028,570		225.232	28,603

Borrowings from NPC are repayable in one year and the maturity dates of the balances as of December 31, 2011 were as follows:

Principal    Maturity date
$6,000,000    December 25, 2012
$5,000,000    March 2012
$3,000,000    October 31, 2012

The borrowing from FCFC was repayable in one year and the maturity date is December 5, 2012 and also was renewed in one year and the maturity date is August 27, 2013.

The borrowing from Numonyx had a repayment period from December 20, 2011 to March 19, 2012.

(iv)Transactions of property, plant and equipment

(1) On May 1, 2009, the Company formally contracted with MTC to buy its machinery and equipment of $2,593,000, which is payable in two installments. The first installment of $689,500 was non-interest bearing and was paid on January 1, 2010. The final installment of $1,903,500 (classified under other payables - related parties), which bears interest at a rate based on the contract requirement from January 1, 2011,was paid on January 1, 2011. As of December 31, 2010 and 2011, the unpaid interest expense (classified under other payables - related parties) was $19,991 and $0, respectively.

(2) On May, 28, 2010 and December 20, 2011, the Company purchased NTC's miscellaneous equipment of $5,150 and $8,164, respectively. As of December 31, 2010 and 2011, the fees have fully been paid.

(3) On December 16, 2009, the Company formally contracted with NTC to sell for $14,852 internet equipment with book value of $6,326, and realized a gain on disposal of $8,526, which was accounted for under other income - others. As of December 31, 2009 and 2010, the uncollected receivable of $15,595, including tax value add, and $0, respectively, was classified under other receivables - related parties.

(4) In 2010 and 2011, the Company sold its machinery and equipment to NTC at book value of $14,157 and $3,365, respectively. The gain on disposal thereof amounted to $878 and $0, respectively, which were classified under gain on disposal of fixed assets. The receivable arising from such sale was fully

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

collected as of December 31, 2011. As of December 31, 2010, the Company did not collect the receivable of $14,106 including value added tax, which was classified under other receivables.

(5) In January, 2011, the Company sold its vehicle for $32 (exclusive of value added tax) to NPC. The gain on disposal thereof amounted to $32, which was classified under gain on disposal of fixed assets. As of December 31, 2011, the Company has collected all the receivable.

(v)Lease contracts

The Company signed lease contracts with NTC with effective dates commencing from July 1, 2005 and January 1, 2009. Refer to notes 7 and 9 for details.

(vi)Other significant transactions

Other payables-related parties arising from other transactions were as follows:

	December 31,
	2010	2011

NTC (examination expenses, rental expenses, utility expenses, general administrative expenses, etc.)	$14,464	14,310
NPC (dormitory expenses, etc.)	4,222	2,981
Micron (technical service fee, etc)	4,216	86,995
	$22,902	104,286

(vii)Contracts with related parties

The Company signed a “Supply Agreement” with NTC and Micron. Under this agreement, these entities are each entitled to a contracted percentage of the Company's production capacity. Likewise, the Company has committed to sell its production to these entities at a transfer price calculated in accordance with the formula stated in the agreement. Also, NTC and Micron have committed to buy all of the Company's DRAM production. This agreement took effect on November 26, 2008, and will continue to be in effect until terminated by either party with cause or when the Joint Venture Agreement between NTC and Micron is terminated.

The Company signed a “Technology Transfer Agreement” with NTC and Micron. Under this agreement, these entities allowed the Company to utilize their technology in the semiconductor manufacturing process. This contract took effect on November 26, 2008 and it will continue to be in effect until terminated by either party with cause or when the Joint Venture Agreement between NTC and Micron is terminated.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

The Company signed a service contract with NTC. Under this contract, NTC provides transaction support in the following areas: human resources, finance, engineering and construction, raw material, inventory, etc. The service fee is charged based on the actual type of service rendered. The contract took effect on July 15, 2003, and will continue to be in effect until terminated mutually by both parties.

The Company signed a “Technology Transfer Agreement for 68-50 nm Process Nodes” with Micron. This agreement took effect on October 11, 2008, and will continue to be in effect until terminated mutually by both parties.

(c)	Compensation of board of directors, supervisors and management personnel:

For the years ended December 31, 2009, 2010 and 2011, the compensation of board of directors, supervisors, president and vice presidents, key management, were as follows:

	For years ended December31,
	2009	2010	2011

Salaries	$27,712	24,121	38,204

(21)	Pledged Properties

Refer to note 14 for information on the Company's assets pledged to secure loans.

(22)	Commitments and Contingencies

As of December 31, 2010 and 2011, the balances of outstanding letters of credit were as follows:

	December 31,
Currency	2010		2011

USD	$24,154	thousand	—	thousand
JPY	$433,127	thousand	241,645	thousand
EUR	$2,742	thousand	—	thousand

(23)	Significant Disaster Loss: None.

(24)	Subsequent Events:

On February 22, 2012, the stockholders approved a resolution, during their special stockholders' meeting, for the private issuance of new common shares of stock and convertible bonds or to for the private issuance of either of these two securities, then the board of directors likewise approved a resolution for the private issuance of 763,359 thousand new common shares of stock for cash at issuance price of $6.55 per share. On March 7, 2012, the Company received the cash proceeds of $5,000,000for this private placement.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(25)	Others

(a)	The Company's personnel, depreciation, and amortization expenses, categorized by function, were as follows:

	For the year ended December 31, 2009
	Cost of goods sold	Operating expenses	Total
Personnel expenses
Salaries	1,897,567	269,158	2,166,725
Labor and health insurance	144,911	14,340	159,251
Pension expenses	93,505	12,219	105,724
Other personnel expenses	59,872	5,025	64,897
Depreciation expenses	29,516,520	86,708	29,603,228
Amortization expenses	11,160	180,856	192,016

	For the year ended December 31, 2010
	Cost of goods sold	Operating expenses	Total
Personnel expenses
Salaries	2,695,004	366,468	3,061,472
Labor and health insurance	156,707	16,085	172,792
Pension expenses	94,210	11,184	105,394
Other personnel expenses	63,113	5,224	68,337
Depreciation expenses	31,077,056	60,059	31,137,115
Amortization expenses	8,059	723,422	731,481

	For the year ended December 31, 2011
	Cost of goods sold	Operating expenses	Total
Personnel expenses
Salaries	2,527,623	342,365	2,869,988
Labor and health insurance	176,365	23,443	199,808
Pension expenses	102,114	15,066	117,180
Other personnel expenses	66,587	6,004	72,591
Depreciation expenses	31,845,387	51,369	31,896,756
Amortization expenses	8,025	723,422	731,447

(b)
As discussed in note 20(b)(vii) to the financial statements, the Company signed a service contract with NTC, under which, the General Administrative Office of the Formosa Group is entrusted to provide certain administrative services. For the years ended December 31, 2009, 2010 and 2011, service fees due to the General

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

Administrative Office of the Formosa Group (sundry debtors by Formosa Plastics Corp. and NPC) amounted to $24,316, $35,838 and $34,023, respectively.

(c)	Future financial plans

The Company's operations have been adversely affected by the recent market conditions particularly for the DRAM industry. As of December 31, 2011, the Company's current liabilities of $59,414,171 exceed its current assets of $18,458,625. The current ratio is significantly lower than 100%. The Company plans to adopt the following strategies in order to improve its operations and financial situation.

(i)	Private issuance of new common shares of stock and draw down loans to strengthen liquidity.

(ii)	Improve the DRAM production technology and diversity product mix to enhance cash flow.

The Company believes that its operating results and financial condition will be improved by executing the above plans.

(d)	The Company's significant foreign currency financial assets and liabilities were as follows:

	December 31,
	2010		2011
	Foreign currency (thousand)	Exchange rate	Foreign currency (thousand)	Exchange rate

Foreign currency denominated
financial assets:
USD	$277,297	29.130	423,633	30.290
EUR	50,582	38.920	34	39.218
JPY	837	0.358	1,535	0.3894
Foreign currency denominated
financial liabilities:
USD	266,634	29.130	235,795	30.290
EUR	103,844	38.920	612	39.218
JPY	6,891,504	0.358	897,032	0.3894

(e)
Under Rule No. 0990004943 issued by the Financial Supervisory Commission (FSC) on February 2, 2010, the FSC announced the “Framework for Adoption of International Financial Reporting Standards by Companies in the ROC.” In this framework, starting 2013, companies with shares listed on the TSE or traded on the Taiwan GreTai Securities Market or Emerging Stock Market shall prepare their financial statements in accordance with the Guidelines Governing the Preparation of Financial Reports by Securities Issuers and the International Financial Reporting Standards, International Accounting Standards, and the Interpretations as well as related guidance translated by the ARDF and issued by the FSC. To comply with this framework, a project team was set up for purposes of carrying out a plan to adopt the IFRSs. Leading the implementation

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

of this plan is the Vice President - finance of the Company. Among of the key components of the plan, anticipated schedule and status of execution as of December 31, 2011were as follows:

Contents of Plan	Responsible Department	Status of Execution
1. Access phase (2010.1.1~2011.12.31)
1.1. Set up IFRS adoption plan and project team	Accounting department	Completed
1.2. First phase of process internal training	Accounting department	Completed
1.3. Comparison and analysis of the differences between current accounting polices and IFRSs	Accounting department	Completed
1.4. Assessment of current accounting policies to identify possible IFRSs adjustments	Accounting department	Completed
1.5. Assessment of the impact of first time adoption of IFRSs	Accounting department	Completed
1.6. Assessment of related information system and internal controls to identify possible adjustments	Internal auditors and information system department	Completed
2. Preparation phase (2011.1.1~2012.12.31)
2.1. Determine how the current accounting policies will be adjusted to conform to IFRSs	Accounting department	Completed
2.2. Determine how the first time adoption to IFRSs shall be complied with.	Accounting department	Completed
2.3. Adjustment of related information system and internal controls	Internal auditors and information system department	Completed
2.4. Second phase of employees internal training	Accounting department	Completed

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

Contents of Plan	Responsible Department	Status of Execution
3. Implementation phase (2012.1.1~2013.12.31)
3.1. Test operation of related information system	Information system department	Completed
3.2. Gather related information for purposes of establising IFRS figures at the beginning date of balance sheet and preparing IFRS comparative financial report	Accounting department	Completed
3.3. Prepare IFRS financial statements	Accounting department	In process, but with estimated completion period in the first quarter of 2012

As of December 31, 2011, assessments (unaudited) were made of the material differences between the Company's existing accounting policies and those of IFRSs as follows:

Accounting Topic	Description of Difference
Income taxes
Under ROC GAAP, a deferred tax asset is recognized in full, but reduced by a valuation allowance if the chance is more than 50% that some or all deferred tax assets will not be realized.

Under IFRSs, deferred tax assets are recognized only if realization of tax benefit is “probable” which is not quantitively defined.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

Employee benefits
Under ROC GAAP, discount rate is considered for purposes of determining pension liabilities. This discount rate can be 1) long-term average of interest rates adopted by an institution designated to have custody of and to manage pension fund and 2) rates of return on relatively high quality fixed income investments currently available and expected to be available until maturity of the pension benefits.

Under IFRSs, discount rate is determined by reference to market yields on the balance sheet date of high quality corporate bonds. In countries where there is no deep market in these bonds, the market yields (at the balance sheet date) of government bonds should be used. The currency and term of the corporate bonds should be consistent with the currency and estimated term of the post-employment benefit obligations.

The Company has prepared the above assessments (unaudited) in compliance with IFRSs based on the IFRSs translated by the ARDF and issued by the FSC. However, these assessments may change significantly because the International Accounting Statements Board continues to issue or amend standards which may differ with the new rules that will be issued by the FSC governing the adoption of IFRSs. Actual accounting policies adopted under IFRSs in the future may differ from those contemplated during the assessments.

(f)	Reclassifications

Certain accounts in the financial statements as of and for the year ended December 31, 2009 and 2010, have been reclassified to conform with the presentation of the financial statements as of and for the year ended December 31, 2011, for purposes of comparison. These reclassifications have not materially affected the financial statements.

(26)	Product and Geographic Information

(a)	Information about products

No separate disclosure was made as to revenues from external customers for each product as the entire sales of the Company were made to external customers and covered only one product, DRAM.

(b)	Geographic information

	For the years ended December 31,
	2009	2010	2011
Sale revenues
Taiwan	$24,321,874	20,718,863	18,349,030
U.S.A.	11,780,975	6,155,918	12,964,946
Singapore	—	14,579,238	6,071,165
	$36,102,849	41,454,019	37,385,141

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(c)	Major customers

The major customers of the Company, which accounted for 10% or more of the total revenue for the years ended December 31, 2009, 2010 and 2011, were as follows:

	For the years ended December 31,
	2009		2010		2011
Client	Amount	% of net sales	Amount	% of net sales	Amount	% of net sales

NTC	$24,321,874	67.36	20,718,863	49.98	18,349,030	49.08
Micron	11,780,975	32.63	6,155,918	14.85	12,964,946	34.68
MSA	—	—	14,579,238	35.17	6,071,165	16.24
Total	$36,102,849	99.99	41,454,019	100.00	37,385,141	100.00

(27)	Summary of Significant Differences between Accounting Principles Generally Accepted in the Republic of China and Generally Accepted Accounting Principles in the United States of America

(a)	Capital surplus

Under ROC GAAP, the expatriate employees payroll cost paid by a foreign joint venture partner/shareholder is not recorded nor treated as the shareholder's capital surplus in the Company.

Under U.S. GAAP, the expatriate employees payroll cost paid by a partner/shareholder would be recorded as expense and treated as capital surplus in the Company.

(b)	Lease

Under ROC GAAP, the estimated fair value of a partially leased building used in evaluating the lease classification described under Note 2 (j) to the financial statements can be based on the proportionate fair value of the entire building.

Under U.S. GAAP, the fair value of a partially leased building used in determining the lease classification must be based on the specific fair value of the leased asset. In the event that the fair value of the partially leased building cannot be determined, the lease of a partial building should be treated as an operating lease. As a result, the leased asset described in Note 7 to the financial statements, which was treated as a capital lease under ROC GAAP, would be treated as an operating lease under U.S. GAAP.

(c)	Related party transactions

Under ROC GAAP, the transaction with the General Administrative Office of Formosa Group as described in Note 25(b) is not treated as a related party transaction.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

Under U.S. GAAP, the transaction would be considered a related party transaction.

(d)	Loss per share

Under ROC GAAP, basic loss per share are calculated by dividing net loss attributable to common shareholders by the weighted average number of shares outstanding during the year. The shares distributed for employee bonus are treated as outstanding at the beginning of each period. Diluted loss per share are calculated by taking basic loss per share into consideration plus additional common shares that would have been outstanding if the dilutive share equivalents had been issued. Net loss is also adjusted for the interest and other income or expenses derived from any underlying dilutive share equivalents. The weighted average shares outstanding are adjusted retroactively for stock dividends issued, capitalization of additional paid-in capital and employee bonus. Anti-dilutive effects are not included in the dilutive EPS calculation. Under the ARDF Interpretation No. 97-169 “Impacts of Employee Stock Bonuses on Earnings Per Share” which took effect in 2008, the shares distributed for employees bonus are treated as outstanding at grant date in the calculation of basic earnings (loss) per share after 2008. For employees bonus that may be distributed in shares, the number of shares to be distributed is taken into consideration assuming the distribution will be made entirely in shares when calculating for diluted earnings per share.

Under U.S. GAAP, when a simple capital structure exists, basic loss per share is calculated using the weighted average number of common shares outstanding. When a complex capital structure exists, diluted loss per share is based on the weighted average number of shares outstanding plus the number of additional shares that would have been outstanding if dilutive potential common shares had been issued, with appropriate adjustments to income or loss that would result from the assumed conversions of those potential common shares. The materiality of the dilutive effect is not considered. Due to the contingent nature of employee stock bonuses, they are not included in the diluted EPS calculation.

(e)	Pension

Under ROC GAAP, the Company's unrecognized actuarial gains and losses are not recognized as pension liabilities of a defined benefit post-retirement plan until the accumulated unrecognized amounts exceed certain thresholds.

Under US GAAP, an employer to recognize the overfunded or underfunded status of a defined benefit post-retirement plan as an asset or liability in the balance sheet and to recognize changes in that funded status in other comprehensive income in the year in which the changes occur.

(f)	Write-down and valuation of inventory

Under ROC GAAP, inventory is valued at the lower of cost or market. Market is determined on the basis of net realizable value. Reversals of previous write-downs are recognized in profit or loss in the period in which the reversal occurs.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

Under US GAAP, inventory is valued at the lower of cost or market, with market limited to an amount that is not more than net realizable value nor less than net realizable value less a normal profit margin. The write-down establishes a new cost basis for the inventory. Reversals of previous write-downs are not permitted, until the related inventory is sold.

(g)	Classification of loans with covenants

Based on its financial statements as of December 31, 2011 and for the twelve-month period then ended, Inotera did not meet the covenant requirements for leverage ratio of not higher than 1.5 to 1 and current ratio of not less than 1 to 1 under the two long-term loan agreements. As of December 31, 2011, the total liabilities plus contingent liabilities amounted to $88,543,670 versus tangible net worth of $32,445,720 or actual leverage ratio of 2.73 to 1 and the current assets amounted to $18,458,625 versus current liabilities of $59,414,171 or actual current ratio of 0.311 to 1. On June 8, 2012, the Company received from the syndicate banks a waiver for these December 31, 2011 financial covenant requirements. However, the Company was not able to meet the same financial covenant requirements as of June 30, 2012 and management therefore has submitted a request to the managing bank for a waiver of these June 30, 2012 financial covenant requirements. While management is optimistic the Company will receive such waiver from the syndicate banks, there can be no assurance that the syndicate banks will grant such waiver.

Under ROC GAAP, there is no specific guidance on whether or not the debtor is deemed to be in default on the balance sheet date when the provisions of a long-term syndicate loan agreement requires the creditor/bank to review its audited semi-annual or annual financial statements before declaring the debtor is in default. In practice, however, such long-term loan is classified as non-current if the debtor (i) is able to secure from syndicate banks formal confirmations that they do not have any information that the debtor is in default of its financial covenant on the balance sheet date, and (ii) has not been formally notified by syndicate banks that it is in default of any loan covenant or the loan agreement contains a provision that the debtor is allowed to avail of the cure period of not over 6 months and 5 months if the debtor is in breach of its financial covenants in its annual financial statements and semi-annual financial statements, respectively.

Under US GAAP, long-term obligations that are or can be callable by the creditor either because the debtor's violation of a debt covenant at the balance sheet date makes the obligation callable, or because the violation, if not cured within a specific grace period, will make the obligation callable, are classified as current liabilities. Therefore, a callable loan shall be classified as current on balance sheet date, unless one of the following conditions is met:

(i)	The creditor has waived or subsequently lost the right to demand repayment for more than one year from the balance sheet.

(ii)
For long-term obligations containing a grace period within which the debtor may cure the violation, it is probable that the violation will be cured within that period, thus preventing the obligation from becoming callable.

Consequently, under US GAAP, loans totaling $37,842,012 and $24,950,000 at December 31, 2010 and 2011, respectively would be classified as current liabilities whereas under ROC GAAP they are classified as long-term liabilities.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(h)	Classification of losses on impairment of long-lived assets to be held and use

Under ROC GAAP, the loss on impairment of long-lived assets is classified as non-operating expenses and losses.

Under US GAAP, the loss on impairment of long-lived assets is classified as operating expense.

(i)	Determination of impairment loss on long-lived assets to be held and use

Under ROC GAAP, an impairment loss is recognized if an asset's (CGU's) carrying amount exceeds its recoverable amount. The recoverable amount is the greater of fair value less costs to sell and value in use, which is based on the net present value of future cash flows. If there is evidence that impairment losses recognized previously no longer exists, or has diminished, and the recoverable amount of the long-lived assets increases because of an increase in the asset's estimated service potential, the amount of loss may be reversed to the extent that the resulting carrying value should not exceed the carrying value had no impairment loss been recognized in prior years.

Under US GAAP, an impairment loss is recognized if the asset's (asset group's) carrying amount exceeds the undiscounted cash flows of the asset (asset group). The impairment loss is calculated based on excess of the carrying amount over the fair value of the asset (asset group), which is based on the net present value of future cash flows. Such impairment cannot be reversed.

(j)	Employee Stock Options

Prior to January 1, 2008, the employee stock options were accounted for based on Interpretations (92) 070, 071 and 072 issued by the Accounting Research and Development Foundation, under which, the intrinsic value method is adopted to recognize the compensation cost, which is the difference between the market price of the stock and the exercise price of the employee stock option on the measurement date. Any compensation cost is charged to expense over the employee vesting period and increases the stockholders' equity accordingly. Effective from January 1, 2008, under ROC SFAS No. 39, “Accounting for Share-based Payment,” share-based payment transactions are measured at fair value and charged against profit and loss.

Under U.S. GAAP, a fair-value based measurement method in accounting for share-based transactions with employees is also used, except for equity instruments held by employee share ownership plans.

(k)	Income Tax

ROC SFAS No. 22 “Accounting for Income Taxes” which was issued in June 1994, is substantially similar to U.S. GAAP. However, under ROC GAAP, the criteria for determining whether a valuation allowance for deferred tax asset is required are less stringent as compared to U.S. GAAP.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

Under ROC GAAP, in accordance with ROC SFAS 22, there are no differences in the calculation of income tax provision and the corporate income tax rate of 25% for the year 2009 and 17% for the years 2010 and 2011 are adopted for both periods between annual financial statements and interim quarterly financial statements.

Companies in the ROC are subject to a 10% surtax on profits retained and earned after December 31, 1997. If the retained profits are distributed in the following year, no 10% surtax is due. Under ROC GAAP, income tax expense for the 10% surtax is recorded in the statement of operations in the following year if the earnings are not distributed.

Under ROC GAAP, uncertain tax positions are recognized based on the more likely than not criterion although for deferred tax assets, a valuation allowance is provided if it is more likely than not that all or some portion of the asset will not be realized. However, the Company's accounting policy is not to accrue interest and penalties related to unrecognized tax benefits due to no such requirement under ROC GAAP.

Under U.S. GAAP,. a valuation allowance is not provided on tax assets to the extent that it is not “more likely than not” that such deferred tax assets will be realized. Also, if a company has experienced cumulative losses in recent years, it is not generally able to consider projections of future operating profits for the purpose of determining the valuation allowance for deferred income tax assets. Management considered that the cumulative losses in recent years is a significant piece of negative evidence that could not be overcome. Consequently, a valuation allowance was recognized for all of the deferred tax assets at December 31, 2011.

Under U.S. GAAP, income tax expense related to the 10% retained profit tax is recorded in the statement of operations in the year that the profits were earned. The income tax expense, including the tax effects of temporary differences, is measured by using the rate that includes the estimated tax on undistributed earnings. The tax rate used by the Company to measure its deferred taxes under U.S. GAAP was 27.2% for the year of 2009, and 24.47% for the years from and after 2010

Under US GAAP, an entity recognizes in the financial statements the impact of a tax position, if that position is more likely than not of being sustained upon examination, based on the technical merits of the position. The Company's accounting policy is to accrue interest and penalties related to unrecognized tax benefits, if and when required, as a component of general and administrative expenses in the consolidated statements of income.

(l)	Deferred charge

Under ROC GAAP, transaction costs are deducted from the initial measurement of financial instruments that are not measured at fair value through profit or loss. Transaction costs are those incremental costs directly attributable to acquiring or issuing a financial instrument, and exclude internal administrative or holding costs.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

Under U.S. GAAP, directly related transaction costs for financial instruments not measured at fair value upon initial recognition are included in the determination of cost. Unlike ROC GAAP, certain internal costs of originating loans that are related directly to specified activities performed by the lender are included in capitalized initial direct costs. However, for financial liabilities, the transaction costs are deferred as an asset, unlike ROC.

(m)	Capitalization of interest expense

Under ROC GAAP, capital increase in cash for which government approval is obtained specifically for the construction or expansion of plant facilities and for purposes of availing an investment tax credit thereof is deducted from the total capital expenditures relating to such construction or expansion for purposes of capitalizing the interest expense incurred from existing borrowings.

Under U.S. GAAP, capital increase in cash for which government approval is obtained specifically for the construction or expansion of plant facilities and for purposes of availing an investment tax credit thereof is not deducted from the total capital expenditures relating to such construction or expansion for purposes of capitalizing the interest expense incurred from existing borrowings.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(28)	Additional US GAAP disclosures

(a)	Valuation allowance for deferred income tax assets

The change in valuation allowance for deferred tax assets was as follows:

Amount

Balance as of January 1, 2010	$14,559,758
Increase in 2010	968,034
Balance as of December 31, 2010	15,527,792
Increase in 2011	4,545,220
Balance as of December 31, 2011	$20,073,012

According to originally amended Income Tax Act publicly announced on May 27, 2009, the statutory income tax rate has been reduced from 25% to 20% commencing from 2010. Also, based on the amended Income Tax Act publicly announced on June 15, 2010, the statutory income tax rate has been reduced further from 20% to 17% commencing from 2010. For these reasons, the Company had written down the deferred tax assets of approximately $1,046,077 against the related valuation allowance for deferred tax assets as of December 31, 2010, for the effect in the reduction of such income tax rate.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

The valuation allowance for deferred tax assets are allocated on a pro-rata basis between gross current and non-current deferred tax assets as follows:

	December 31,
	2010	2011

Valuation allowance for deferred tax assets - current	$(5,021,064)	(2,519,546)
Valuation allowance for deferred tax assets - noncurrent	$(10,506,728)	(17,553,466)
Total	$(15,527,792)	(20,073,012)

(b)	Basis of Presentation and Liquidity

Under ROC GAAP and US GAAP, the Company has reported significant net losses for each of the last 4 years. For the year ended December 31, 2011, the Company's total current liabilities exceeded its total current assets by $65,986,995 at December 31, 2011. Also, during the year ended December 31, 2011, net cash flows from operations declined by nearly 50% when compared to 2010. As described elsewhere, the Company has been unable to maintain certain of its financial covenants as required in the loan the agreements. These conditions and facts initially raise substantial doubt about the Company's ability to continue as a going concern. Management's plans for additional sources of liquidity include:

(i)
Draw down loans for cash to strengthen liquidity. Additional credit facilities in the form of short term loans are normally granted every year to the Company by syndicate banks, aside from the syndicate loans which were already provided by these syndicate banks to the Company as of December 31, 2011. The unused balance from these facilities amounted to approximately $21,700,000 as of December 31, 2011. Based on prior years' experience, management expects that these facilities will continue to be available to the Company even if and when the Company is not in compliance with the relevant financial covenants from the syndicated loan agreements, as it was the case from time to time in previous years. Banks continue to extend their credit facilities to the Company due partly to the Company's affiliation with the Formosa Group which has a high financial standing in the banking community.

(ii)	Use of credit facilities from other banks of approximately $2,100,000.

(iii)
The completion of the full wafer-start migration from 50 nanometer to 42 nanometer process technology in November 2011 had has its full effect in improving production efficiency and reducing operating costs from the beginning of 2012. This, in turn, has had a positive impact on operating results particularly in the first half of 2012. In order to further strengthen cost competitiveness and revenue generation, the Company continues to migrate to more advanced technologies.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

As a result of the necessary investment in connection with the technology conversion from 70nm trench to 50nm stack process technology, the company recorded annual capital expenditures of approximately $55 billion in 2010. In contrast, the Company spent only $11.6 billion in 2011 for the conversion from 50nm to 42nm stack process technology. And the ongoing technology conversion to 30nm process technology is expected to be of similarly low capital-intensity. 2012 capital expenditures for the planned conversion of approximately 40% or more of the Company's capacity to the leading-edge 30nm technology are expected to be approximately $4 billion. Consequently, management believes cash flows provided by the Company's operation in 2012 will increase to $14.6 billion as compared to $11.4 billion in 2011 based on the assumption that average prices of DRAM for 2012 will be 8% lower than average price for 2011.

(iv)
On March 7, 2012, the Company issued 763,359 thousand common shares to Numonyx Holding B.V., which is a subsidiary of Micron. The $5,000,002 cash proceeds of this private equity placement have been fully collected.

(v)	In April 2012, the Company obtained new borrowings from NPC and FPCC amounting to $7,000,000 and $3,000,000, respectively, which are repayable in April 2013.

(vi)
In August 2012, NPC approved to issue a Letter of Understanding (LOU) for up to NT$10 billion in order for the Company to obtain additional working capital financing with certain banks. In the LOU, NPC issued a promise that it will take necessary actions to ensure that Inotera is able to continue to honor its obligations with the banks, and if necessary, they will along with the Formosa Group, inject additional capital, provide additional loans or take other measures so that Inotera will have adequate liquidity to repay its obligations as they become due.

Although no assurances can be made that management will be able to successfully execute on these plans, management believes the execution of these plans mitigates the facts and conditions that initially raises substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities or any other adjustments that might be necessary upon the resolution of this going concern uncertainty.

(c)	Date through Which Subsequent Events Have Been Evaluated

Management of the Company has evaluated subsequent events through October 9, 2012, which is when these financial statements were made available for issue.

(29)	Event (Unaudited) Subsequent to the Date of the Report of the Independent Registered Public Accounting Firm

The Company's operations have been adversely affected by the continued unfavorable market conditions particularly for the DRAM industry. For the nine month period ended September 30, 2012, the Company has incurred an unaudited net loss of approximately $11.8 billion and its unaudited net cash provided from operating activities approximated $9.8 billion compared to approximately $10 billion for the comparable period of the prior year. As of September 30, 2012, the Company's unaudited current liabilities exceeded its unaudited current assets by approximately $33.7 billion, its unaudited cash and equivalents amounted to $1.8 billion and it continues

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

to be unable to maintain certain financial covenants required in its debt agreements. Management plans to adopt the following strategies for improving the Company's operations and financial situation.

(a)	Draw down loans to strengthen liquidity.

(b)	Improve the DRAM production technology and diversify product mix to enhance cash flow.

Management believes the Company's operating results and financial structure will improve by executing the above plans. As mentioned in Note (28)(b), the Company has the financial support of the Formosa Group. Management continues to believe the Company, in combination with the strategies described above, will have sufficient sources of liquidity to meet its obligations as they become due for at least the next 12 months.